UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Westwood Holdings Group, Inc.

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Dear Stockholder:
You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Westwood Holdings Group, Inc., which will be held on Wednesday, April 27, 2016, at 10:00 a.m., Central time, at The Crescent Club, 200 Crescent Court, Suite 1700, Dallas, Texas 75201. The official Notice of Annual Meeting together with a proxy statement and proxy card are enclosed. Please give this information your careful attention.
Westwood invites all stockholders to attend the meeting in person. Whether or not you expect to attend the annual meeting, we urge you to complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope or vote by Internet by following the instructions in the Notice of Annual Meeting to assure your representation at the meeting. You can revoke your proxy at any time before it is voted by delivering written notice to our Corporate Secretary at Westwood’s principal executive office, by signing and mailing to us a proxy card bearing a later date, by changing your vote by Internet (if you voted by Internet) or by attending the meeting and voting in person.

Sincerely,

March 11, 2016
Brian O. Casey
President and Chief Executive Officer

WESTWOOD MANAGEMENT • WESTWOOD TRUST • WESTWOOD ADVISORS • WESTWOOD INTERNATIONAL ADVISORS 200 CRESCENT COURT, SUITE 1200 • DALLAS, TEXAS 75201 • T.214.756.6900 • F.214.756.6979 • www.westwoodgroup.com

TABLE OF CONTENTS

Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	i

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS	ii

GENERAL QUESTIONS AND ANSWERS	1
The Annual Meeting	1
Procedures for Voting	2
Our Current Stock Ownership	3
Other Information	4

PROPOSAL 1: ELECTION OF DIRECTORS	5
Nominees	5
Corporate Governance Information	8
Director Compensation	12

EXECUTIVE OFFICERS	14

EXECUTIVE COMPENSATION	15
Compensation Discussion and Analysis	15
Compensation Committee Report	27
Summary Compensation Table	27
Grants of Plan-Based Awards	29
Outstanding Equity Awards at Fiscal Year-End	31
Stock Vested	32
Potential Payments Upon Termination or Change in Control	32

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS	42
Fees Billed by Independent Registered Public Accounting Firms	42
Vote Sought and Recommendation	42

PROPOSAL 3: APPROVAL OF THE MATERIAL TERMS OF THE THIRD AMENDED AND RESTATED WESTWOOD HOLDINGS GROUP INC. STOCK INCENTIVE PLAN, AS AMENDED FROM TIME TO TIME, FOR PURPOSES OF COMPLYING WITH THE REQIREMENTS OF SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED	43
Effect of Proposal	43
Material Features of the Plan	44
Material Federal Income Tax Consequences of the Plan	46
Vote Sought and Recommendation	48

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	49

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	50

REPORT OF THE AUDIT COMMITTEE	51

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	52

STOCKHOLDER PROPOSALS	52

ANNUAL REPORT	52

HOUSEHOLDING INFORMATION	53

OTHER MATTERS	53

APPENDIX A – FOURTH AMENDMENT TO THE THIRD AMENDED AND RESTATED WESTWOOD HOLDINGS GROUP, INC. STOCK INCENTIVE PLAN

WESTWOOD HOLDINGS GROUP, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON April 27, 2016
To the Stockholders of Westwood Holdings Group, Inc.:
NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Westwood Holdings Group, Inc. (“Westwood,” the “Company,” “we,” “us” or “our”) will be held at The Crescent Club, 200 Crescent Court, Suite 1700, Dallas, Texas 75201 on Wednesday, April 27, 2016, at 10:00 a.m., Central time, to consider and vote on the following proposals:

Proposal 1.	The election of eight directors to hold office until the next annual meeting of Westwood’s stockholders and until their respective successors shall have been duly elected and qualified;

Proposal 2.	The ratification of the appointment of Deloitte & Touche LLP as Westwood’s independent auditors for the year ending December 31, 2016; and

Proposal 3.
The approval of the material terms of the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan, as amended from time to time, for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

In addition, we will consider the transaction of such other business as may properly come before the meeting or at any adjournments or postponements.
The foregoing items of business are more fully described in the attached proxy statement.
Only stockholders of record at the close of business on March 7, 2016 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. A holder of shares of our common stock as of the record date is entitled to one vote in person or by proxy for each share of common stock owned by such holder on all matters properly brought before the annual meeting or at any adjournments or postponements.
All of our stockholders are invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, we urge you to complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope to assure your representation at the meeting. You may also vote by Internet at www.voteproxy.com using the control number shown on your proxy card or voting instruction card. You can revoke your proxy at any time before it is voted by delivering written notice to our Corporate Secretary at our principal executive office, which is located at 200 Crescent Court, Suite 1200, Dallas, Texas 75201, by signing and mailing to us a proxy bearing a later date, by changing your vote by Internet (if you voted by Internet) or by attending the annual meeting and voting in person.
If you are the beneficial owner of shares of our common stock held in street name, you will receive voting instructions from your broker, bank or other nominee (who must be the stockholder of record). The voting instructions will provide details regarding how to vote these shares. Additionally, you may vote these shares in person at the annual meeting if you have requested and received a legal proxy from your broker, bank or other nominee giving you the right to vote the shares at the annual meeting, and you complete the legal proxy and present it to us at the annual meeting. Pursuant to the New York Stock Exchange (“NYSE”) rules, if you hold your shares in street name, nominees will not have discretion to vote these shares on the election of directors or the approval of the material terms of the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan, as amended from time to time, for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, bank or other nominee, these shares will not be counted in determining the outcome on Proposal 1 or Proposal 3 set forth in this proxy statement at the annual meeting. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on these proposals.
This proxy statement and proxy card are being mailed to our stockholders on or about March 18, 2016.

i

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on April 27, 2016
The proxy materials for the Company’s Annual Meeting of Stockholders, including the 2015 Annual Report to Stockholders, the Proxy Statement and any other additional soliciting materials, are available over the Internet by accessing our website at
http://ir.westwoodgroup.com/annuals.cfm. Other information on our website does not constitute part of the Company’s proxy materials.

By Order of the Board of Directors
Westwood Holdings Group, Inc.

Brian O. Casey
President and Chief Executive Officer

ii

WESTWOOD HOLDINGS GROUP, INC.
PROXY STATEMENT FOR
2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 27, 2016
GENERAL QUESTIONS AND ANSWERS
The following questions and answers are intended to provide brief answers to frequently asked questions concerning the proposals described in this proxy statement and the proxy solicitation process. These questions and answers do not, and are not intended to, address all the questions that may be important to you. You should carefully read the remainder of this proxy statement. This proxy statement and the accompanying proxy card are being mailed to the stockholders of Westwood Holdings Group, Inc. (“Westwood,” the “Company,” “we,” “us” or “our”) on or about March 18, 2016.
The Annual Meeting

Q:	When and where is the annual meeting?

A:	The annual meeting will be held on Wednesday, April 27, 2016, at 10:00 a.m., Central time, at The Crescent Club, 200 Crescent Court, Suite 1700, Dallas, Texas 75201.

Q:	What am I being asked to vote on?

A:	Our stockholders are being asked to vote on the following proposals at the annual meeting:
	•	To elect eight directors to hold office until the next annual meeting of Westwood’s stockholders and until their respective successors shall have been duly elected and qualified;
	•	To ratify the appointment of Deloitte & Touche LLP as Westwood’s independent auditors for the year ending December 31, 2016; and
•
To approve the material terms of the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan, as amended from time to time, for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Q:	How does the Board of Directors recommend that I vote?

A:
The Board of Directors recommends that you vote your shares (i) “FOR” each of the eight director nominees for election to the Board of Directors, (ii) “FOR” the ratification of the appointment of Deloitte & Touche LLP as Westwood’s independent auditors for the year ending December 31, 2016, and (iii) “FOR” the approval of the material terms of the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan, as amended from time to time, for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

If you submit your properly executed proxy without voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors.

Q:	Who is entitled to vote at the annual meeting?

A:
Stockholders of record at the close of business on March 7, 2016 (the “record date”) are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. A holder of shares of our common stock as of the record date is entitled to one vote in person or by proxy for each share of common stock owned by such holder on all matters properly brought before the annual meeting or at any adjournments or postponements thereof. As of March 7, 2016, there were 8,738,986 shares of common stock outstanding and entitled to vote on each of the proposals.

Q:	What constitutes a quorum?

A:
In order to carry on the business of the annual meeting, we must have a quorum. This means at least a majority of the shares of common stock outstanding as of the record date must be represented at the annual meeting, either by proxy or in person. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the annual meeting for purposes of determining whether a quorum exists.

Q:	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

A:
Stockholder of Record: A stockholder of record holds shares registered directly in the stockholder's name with our transfer agent. As a stockholder of record, you have the right to grant your voting proxy directly to us in accordance with the procedures described below or to vote in person at the annual meeting.

Beneficial Owner: If your shares are held through a bank, broker or other nominee, you are the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or other nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by completing the instructions provided to you by your bank, broker or other nominee. However, since you are not a stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a valid proxy from your bank, broker or other nominee (who must be the stockholder of record) giving you the right to vote the shares.

Q:	What is a broker non-vote?

A:
Generally, a broker non-vote occurs when a bank, broker or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (i) the beneficial owner has not instructed the bank, broker or other nominee how to vote, and (ii) the bank, broker or other nominee lacks discretionary voting power to vote such shares. A bank, broker or other nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

Under applicable rules, Proposals 1 and 3 are considered “non-routine” matters, on which banks, brokers and other nominees are not allowed to vote unless they have received voting instructions from the beneficial owners of such shares. The proposal to ratify the appointment of Deloitte & Touche LLP as Westwood’s independent auditor for the year ending December 31, 2016 (Proposal 2) is considered a routine matter on which banks, brokers and other nominees may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. Your bank, broker or other nominee will send you instructions on how you can instruct them to vote on Proposal 2. If you do not provide voting instructions, your bank, broker or other nominee will have discretionary authority to vote your shares with respect to Proposal 2.

Q:	What vote is required to approve each proposal?

A:
Proposal 1: The election of directors requires the affirmative “FOR” vote of a plurality of the shares represented in person or by proxy at the annual meeting and entitled to vote. This means that the eight director nominees who receive the most votes will be elected. You may vote “FOR” or “WITHHOLD” with respect to the election of each director. As the election of directors is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Therefore, only “FOR” votes will be counted in determining whether a plurality has been cast in favor of a director. Broker non-votes and “WITHHOLD” votes will not affect the outcome on the election of directors.

Proposal 2: The ratification of the appointment of Deloitte & Touche LLP as Westwood’s independent auditors for the year ending December 31, 2016 requires the affirmative “FOR” vote of a majority of the votes cast at the annual meeting. Abstentions will have no effect on the outcome of this proposal.

Proposal 3: The approval of the material terms of the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan, as amended from time to time, for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, requires the affirmative “FOR” vote of a majority of the votes cast at the annual meeting (provided that the total votes cast upon this proposal represent over fifty percent (50%) of all shares entitled to vote on this proposal). As the approval of Proposal 3 is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. An abstention is a vote cast under current NYSE rules, and, as a result, abstentions will have the effect of a vote “AGAINST” this proposal. A broker non-vote, however, is not a vote cast under current NYSE rules, and, as a result, will have no effect on the outcome of this proposal.

 Procedures for Voting

Q:	Who is entitled to vote?

A:
Only stockholders of record as of the close of business on March 7, 2016, the record date, will be entitled to vote on the proposals at the annual meeting. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:
If you are the record holder of your shares, you can vote by attending the annual meeting in person or by completing, signing and returning your proxy card in the enclosed postage-paid envelope. You can also vote by Internet at www.voteproxy.com using the control number shown on your proxy card or voting instruction card.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If your shares are held in street name, your proxy card may contain instructions from your broker that allow you to vote your shares using the Internet or telephone. Please consult with your broker if you have any questions regarding the electronic voting of shares held in street name.

Q:	Is my proxy revocable and can I change my vote?

A:	If you are a stockholder of record you may revoke your proxy at any time before it is voted by doing one of the following:
	•	Sending a written notice revoking your proxy to Julie K. Gerron, our Corporate Secretary, at 200 Crescent Court, Suite 1200, Dallas, Texas 75201;
	•	Signing and mailing to us a proxy bearing a later date;
	•	Changing your vote by Internet (if you voted by Internet); or
	•	Attending our annual meeting and voting in person.

If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, the above-described options for revoking your proxy do not apply. Instead, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy and submit new voting instructions.

Q:	Is my vote confidential?

A:	Yes. Only the inspector of votes and certain of our employees will have access to your proxy card. All comments will remain confidential, unless you ask that your name be disclosed.

Q:	What percentage of stock do the directors and executive officers own?

A:	Collectively, our executive officers and directors beneficially owned approximately 869,186 shares, or approximately 10.1%, of our outstanding common stock as of March 7, 2016.

We believe that our executive officers and directors intend to vote their shares of our common stock on each of the proposals presented in this proxy statement as recommended by the Board of Directors.

Q:	Who are the largest principal stockholders?

A:
Based on our review of Schedule 13G, Schedule 13D and Form 13F filings, as of March 7, 2016, the ten institutional stockholders with the largest percentage ownership of our outstanding common stock were Royce & Associates, LLC (8.2%), GAMCO Investors, Inc. (7.2%), BlackRock, Inc. (6.2%), Wells Capital Management, Inc. (5.5%), Conestoga Capital Advisors LLC (5.2%), Wellington Management Co LLP (4.7%), The Vanguard Group, Inc. (2.7%), Dimensional Fund Advisors LP (2.4%), Renaissance Technologies LLC (2.2%) and Punch & Associates Inv Management Inc (1.8%).

Susan M. Byrne, our Vice Chairman, owned 3.8%, Brian O. Casey, our President and Chief Executive Officer, owned 2.9% and Mark R. Freeman, our Chief Investment Officer, owned 1.0%, of our outstanding common stock as of March 7, 2016. Our employees and directors, including Ms. Byrne and Messrs. Casey and Freeman, collectively owned approximately 26% of our outstanding common stock as of March 7, 2016.

Other Information

Q:	What is the deadline to propose actions for consideration at the 2017 annual meeting of stockholders?

A:
To be included in the proxy statement for the 2017 annual meeting, stockholder proposals must be in writing and must be received by Westwood at our principal executive office at 200 Crescent Court, Suite 1200, Dallas, Texas 75201, Attn: Corporate Secretary, no later than November 18, 2016. In addition, such stockholder proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

If a stockholder intends to present a proposal at the 2017 annual meeting, but does not seek to include the proposal in the proxy statement, notice of the proposal must be received by Westwood at our principal executive offices at least 45 calendar days before the date of this proxy statement, or your proxy will confer discretionary authority on the person(s) named in the form of proxy for the 2017 annual meeting to vote on the proposal if it is properly presented for consideration at the meeting.

Q:	How may I recommend or nominate individuals to serve as directors, and what is the deadline to propose or nominate individuals to serve as directors?

A:
You may propose director candidates for consideration by the Governance/Nominating Committee of our Board of Directors. Any such recommendations must be in writing to our Corporate Secretary at our principal executive office and received not fewer than 120 calendar days before the one-year anniversary of the date that the proxy statement for the previous year’s annual meeting was released to stockholders. However, if we did not hold an annual meeting during the previous year, or if the date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials.

For the 2017 annual meeting, the deadline for proposing or nominating individuals to serve as director is November 18, 2016. Director candidates recommended by stockholders are evaluated by the Governance/Nominating Committee based on the same criteria applied by the Governance/Nominating Committee to director candidates identified by that committee. To be valid, a stockholder’s notice to the Corporate Secretary must set forth specified information, as further described in “Corporate Governance Information—Director Nominees.”

Q:	Who is soliciting my proxy and who will pay the solicitation expenses?

A:
The Company is soliciting your proxy by and on behalf of our Board of Directors, and we will pay the cost of preparing and distributing this proxy statement and the cost of soliciting votes. We will reimburse stockbrokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation material to the owners of our common stock.

Q:	Who can help answer my additional questions?

A:
Stockholders who would like additional copies, without charge, of this proxy statement or have additional questions about this proxy statement, including the procedures for voting their shares, should contact:

Tiffany B. Kice, Chief Financial Officer & Treasurer Westwood Holdings Group, Inc. 200 Crescent Court, Suite 1200 Dallas, Texas 75201 Telephone: (214) 756-6900
This question and answer section is qualified in its entirety by the more detailed information contained in this proxy statement. You are strongly urged to carefully read this proxy statement in its entirety before you vote.
This proxy statement contains important information that should be read before you vote on the proposals herein. You are strongly urged to read this proxy statement in its entirety. You are also strongly urged to read our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission ("SEC") on February 25, 2016 (the “2015 Form 10-K”), which is being sent to you with this proxy statement.

PROPOSAL 1:
Election of Directors
Our bylaws provide that the Board of Directors of the Company (the “Board”) will consist of between three and eleven directors, as determined from time to time by resolution of the Board. The Board has previously set the number of directors at eight. The terms of the eight incumbent directors expire at the 2016 Annual Meeting. Each director elected at the 2016 Annual Meeting will serve until the 2017 Annual Meeting and thereafter until his or her successor has been elected and qualified or until the director’s earlier death, resignation or removal. The Board of Directors, upon the recommendation of the Governance/Nominating Committee, has nominated the nominees listed below. Each nominee has consented to being named in this proxy statement and to serve if elected.
We have no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the persons named in the accompanying proxy will vote for the substitute nominee designated by the Board of Directors, unless a contrary instruction is given in the proxy.
Each stockholder is entitled to cast one vote for each director nominee per share of common stock held by them at the close of business on March 7, 2016. A plurality of the shares represented in person or by proxy at the annual meeting and entitled to vote is required for the election of directors. This means that the eight director nominees that receive the most votes will be elected. Votes may be cast in favor of a director nominee or withheld. Stockholders may withhold authority to vote for any nominee by striking a line through the name of such nominee in the space provided for such purpose on the proxy card. Broker non-votes and votes that are withheld will be excluded entirely from the vote and will have no effect. Votes that are withheld for a particular nominee will be excluded from the vote for that nominee only.
Nominees
The persons nominated to be directors are listed below. The following information is submitted concerning the nominees for election as directors:

Name	Age	Position(s) With Westwood
Brian O. Casey	52	President, Chief Executive Officer and Director

Richard M. Frank	68	Chairman of the Board of Directors

Susan M. Byrne	69	Vice Chairman of the Board of Directors

Ellen H. Masterson	65	Director

Robert D. McTeer	73	Director

Geoffrey R. Norman	72	Director

Martin J. Weiland	67	Director

Raymond E. Wooldridge	77	Director

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE APPROVAL OF EACH OF THE DIRECTOR NOMINEES.
The biographical information for each director nominee is set forth below.
Brian O. Casey has served Westwood as Chief Executive Officer of Westwood since January 2006, as President and a director since its inception in December 2001, as Secretary from December 2001 to March 2014, and as Chief Operating Officer from 2001 to 2005. Mr. Casey has served as Chief Executive Officer of Westwood Management since January 2006, as President since 2002, and as a director since 2000. Mr. Casey served as Chief Operating Officer of Westwood Management from 2000 to 2005, as Executive Vice President from 2000 to 2002, and as Vice President from 1992 to 1996. Mr. Casey has served as director of Westwood Trust since 1996 and also served as President of Westwood Trust from 1996 to 2013. Since 2002, Mr. Casey has served on the Tartan Board of Directors, a group exclusively devoted to raising money for the Texas Scottish Rite Hospital for Children. He was appointed in 2008 to the board of the Baylor Health Care System Foundation, which helps raise money to support Baylor Health Care System’s mission of patient care, education, research and community service. In 2011, he was appointed to the Board of the Cooper Institute, an organization dedicated to scientific research in the field of preventative medicine and public health.
As the Chief Executive Officer of the Company and with over 20 years in senior executive roles with the Company, Mr. Casey brings extensive knowledge of and experience with the Company and its business as well as valuable leadership and management skills. Mr. Casey has deep knowledge of the Company’s operations, strategies and competitive environment as well as the asset management industry as a whole.
Richard M. Frank has served as a director of Westwood and Westwood Trust since February 2006, and as Chairman of the Board of Directors since May 1, 2015. Mr. Frank was previously employed by CEC Entertainment, Inc. (“CEC”), a Dallas-based company that operates a chain of pizza and children’s entertainment restaurants, until his retirement in March 2014. CEC was an NYSE listed company until February 2014. From December 2008 until February 2014, he served as Executive Chairman of the Board of CEC. Mr. Frank served CEC as a director from June 1985 to February 2014, as Chairman of the Board and Chief Executive Officer from March 1986 to December 2008, and as President and Chief Operating Officer from June 1985 to October 1988. Prior to CEC, Mr. Frank served for 12 years as Chief Operating Officer of S&A Restaurant Co., a subsidiary of the Pillsbury Company.
Mr. Frank brings extensive knowledge with regard to executive and board level oversight of a public company through his significant experience as chief executive officer, chairman and director of CEC. Mr. Frank also has a deep understanding of business, governance, compensation and financial matters through his service with CEC.
Susan M. Byrne has served as a director of Westwood since its inception in December 2001 and served as Chairman of the Board of Directors from Westwood's inception through May 1, 2015, at which time she began serving as Vice Chairman of the Board of Directors, a position which she currently holds. Ms. Byrne also serves as a consultant to the Company under a consulting agreement dated March 17, 2015. Ms. Byrne served as Director, Global Initiatives for Westwood from February 2012 to July 2015. She served Westwood as Co-Chief Investment Officer from January 2011 to February 2012, as Chief Investment Officer from January 2006 to February 2012, and as Chief Executive Officer from December 2001 to December 2005. Ms. Byrne is the founder of Westwood Management Corp., and has served as its Chairman of the Board since 1983, as Chief Investment Officer from 1983 to February 2012, as Chief Executive Officer from 1983 to 2005, and as President from 1983 to 2002. She served as a director of Westwood Trust from 1996 to 1999. She has previously served as a member of the Board of Presbyterian Communities & Services Foundation, as a member of the Board of the University of Texas Investment Management Company, and as a member of the Board of Trustees for the City of Dallas Employees Retirement Fund.
As the Founder and Vice Chairman of the Board of the Company and as a result of her tenure with the Company and its subsidiaries for over 30 years, Ms. Byrne brings extensive knowledge of and experience with the Company and its business as well as valuable leadership and management experience. Ms. Byrne has deep knowledge of the Company’s operations, strategies and competitive environment as well as the asset management industry as a whole. With over 40 years of experience in the investment management business, Ms. Byrne is uniquely qualified to provide insight to the Board on the Company’s investment management strategies and operations.

Ellen H. Masterson has served as a director of Westwood and Westwood Trust since 2014. She retired as a partner with PricewaterhouseCoopers (“PwC”) in 2008, having served in such capacity since 1999 and from 1985 to 1997. Ms. Masterson specialized in the audits of companies involved in several sectors of the financial services industry, including investment management firms and public companies with a focus on mergers and acquisitions. She held senior positions within the leadership of PwC from 2001 to 2008, including international responsibilities across the global network of PwC firms. From 1997 to 1999, Ms. Masterson served as Senior Vice President and Chief Financial Officer of American General Corporation, prior to its acquisition by American International Group, Inc. Since 1982, she has served on numerous nonprofit boards, and she is currently a Trustee of Presbyterian Communities & Services, a provider of senior care and hospice services.
Ms. Masterson brings extensive knowledge of financial reporting and accounting issues faced by companies in the financial services industry, as well as experience with international business, strategic planning and corporate governance from 40 years of dealing with clients, as a public company Chief Financial Officer and a trustee of nonprofit organizations.
Robert D. McTeer has served as a director of Westwood and Westwood Trust since July 2007. Mr. McTeer was a Distinguished Fellow at the National Center for Policy Analysis (“NCPA”) from January 2007 to June 2014. Prior to joining the NCPA, he was Chancellor of the Texas A&M University System from November 2004 through November 2006. Before that, he had a 36-year career with the Federal Reserve System, including nearly 14 years as President of the Federal Reserve Bank of Dallas and as a member of the Federal Open Market Committee (“FOMC”). Mr. McTeer also serves as a Director of Beal Bank (Plano) and Beal Bank USA (nonpublic). He is a former Director of Aquinas Companies (nonpublic), Guaranty Bank (public), the University of Georgia’s College of Business (nonprofit), and the National Council on Economic Education (nonprofit). He is a former Director and President of the Association of Private Enterprise Education (nonprofit).
Mr. McTeer brings extensive knowledge of capital markets and the global economy, having served with the Federal Reserve System for 36 years. Mr. McTeer also brings valuable experience in business, governance, compensation and financial matters through his current and prior service as a director for other public and private companies.
Geoffrey R. Norman has served as a director of Westwood and Westwood Trust since April 2007. He was employed by General Electric from 1968 to 2004, serving in various roles including Comptroller of GE Española, Chief Financial Officer of GE International Contractor Equipment, Vice President & Treasurer of GE Capital, and Executive Vice President of GE Asset Management from April 1988 to March 2004. Mr. Norman serves on a global board for buildOn, a not-for-profit entity that builds schools in underdeveloped countries and organizes after-school clubs in US high schools. Mr. Norman also serves as a member of the Distribution Committee and as an advisor to 5AM Ventures, a venture capital biotech firm based in Menlo Park, California.
Mr. Norman brings extensive financial, operational, regulatory and strategy expertise to the Board, having served in several finance and executive management roles over a 36-year career at General Electric. As a former executive with GE Asset Management, where he led the creation of GE’s external money management business and served on the Boards of Trustees of the GE Pension Fund and also GE Canada’s Pension Plan, Mr. Norman brings extensive knowledge of the institutional investment management business from both the asset manager and plan sponsor perspective.
Martin J. Weiland has served as a director of Westwood and Westwood Trust since December 2010. He retired as Chairman, President and Chief Executive Officer of Northern Trust Bank of Texas N.A. in May of 2009. Before his appointment as CEO in 1997, Mr. Weiland served as Chief Fiduciary Officer of Northern Trust Bank of Texas N.A. He has more than 35 years of experience in the trust and investment management industry. Mr. Weiland began his career at Continental Illinois National Bank in 1973. He then moved to Texas to become Manager of Employee Benefits for Texas Commerce Bank. In 1987, he joined First Republic Bank (Bank of America) to manage Corporate and Institutional Trust. He is a past Chairman of the Trust Financial Services Division of the Texas Bankers Association and has served on various industry-related committees including the American Bankers Association, as well as the Texas Bankers Association. He is currently on the Board of The Dallas Opera, having served as President/Chairman on two separate occasions.
Mr. Weiland brings extensive knowledge of the trust and investment management industries to the Board, having served over 35 years with Northern Trust Bank of Texas N.A., First Republic Bank, Texas Commerce Bank and Continental Illinois National Bank. Mr. Weiland brings a deep understanding of the competitive, regulatory, client service and strategic issues facing the Company.

Raymond E. Wooldridge has served as a director of Westwood since it became a public company in December 2001. He has served as a director of Westwood Trust since 2000. Mr. Wooldridge is Chairman of the Board of Reeves Bancshares, Inc., a one-bank holding company whose principal subsidiary is Stockmans Bank, which serves southwestern Oklahoma and the Dallas area. Mr. Wooldridge is also Chairman of the Board of Archaea Solutions, Inc., a private wastewater treatment company. He also serves as director and Investment Committee member of the Catholic Diocese Educational Endowment Trust Fund. Until February 2014, Mr. Wooldridge was a director of CEC, a Dallas-based company that operates a chain of pizza and children’s entertainment restaurants. CEC was an NYSE listed company until February 2014. He was also a director of Davidson Companies, Inc., a large financial services holding company headquartered in Montana, from 1994 to 2009. He also served as a director of Davidson Trust Company, a wealth management and trust firm, from 2001 to 2005. From 1986 to 1999, he was a director of SWS Group, Inc. (“SWS”); from 1996 to 1999, he served as the Vice Chairman and Chairman of the Executive Committee of SWS; from 1993 to 1996, he served as Chief Executive Officer of SWS; and from 1986 to 1993, he served as President and Chief Operating Officer of SWS. He is a past Chairman of the National Securities Clearing Corporation, which was a national clearing agency registered with the SEC, and past Vice Chairman of the Board of Governors of the National Association of Securities Dealers.
Mr. Wooldridge brings extensive financial, operational, regulatory and strategy expertise to the Board, having served in senior executive roles with SWS for over 13 years. In addition, as a former senior executive and director of SWS, our former parent company, Mr. Wooldridge developed intimate knowledge of the Company’s operations, firm history and competitive landscape. Mr. Wooldridge brings valuable experience in business, governance, compensation and financial matters through his current and prior service as a director for other public and private companies.
Corporate Governance Information
The Board of Directors held six meetings during 2015. All of the incumbent director nominees attended all of the meetings held in 2015, with the exception of Ms. Byrne, who did not attend two special meetings. The standing committees of the Board of Directors currently consist of the Audit Committee, the Compensation Committee and the Governance/Nominating Committee. The membership and duties of these committees are described below.

Independent Directors (1)	Audit Committee	Compensation Committee	Governance/Nominating Committee
Richard M. Frank (2)	M	C	M
Ellen H. Masterson (3)(4)	M		M
Robert D. McTeer			M
Geoffrey R. Norman (3)	M		M
Martin J. Weiland		M	C
Raymond E. Wooldridge	C	M	M
___________________
M    Committee member
C    Committee chair

(1)
The Board of Directors has determined that all members of the Audit, Compensation and Governance/Nominating Committees are “independent directors” under the applicable rules of the NYSE and the Securities and Exchange Commission ("SEC").

(2)	Richard M. Frank is the Chairman of the Board of Directors and, as such, he chairs executive sessions of the Board of Directors.

(3)
The Board of Directors has determined that Geoffrey R. Norman and Ellen H. Masterson are qualified as Audit Committee financial experts within the meaning of the regulations of the SEC and have accounting and related financial management expertise within the meaning of the NYSE Corporate Governance Listing Standards.

(4)	Ellen H. Masterson will replace Raymond E. Wooldridge as the Chair of the Audit Committee, to be effective April 27, 2016.

Board Committees
Audit Committee. The Audit Committee operates pursuant to a charter approved by our Board of Directors, which the Audit Committee reviews periodically to determine if revisions are necessary or appropriate. A copy of the charter is posted on our website at www.westwoodgroup.com. In addition, a copy of the charter is available upon written request to our Corporate Secretary at our principal executive office (200 Crescent Court, Suite 1200, Dallas, Texas 75201). The Audit Committee monitors our independent auditors as well as the preparation of our financial statements. The Audit Committee selects an independent accounting firm to conduct the annual audit, monitors the independence of our independent accountants and monitors our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for reviewing reports from management relating to our financial condition and other matters that may have a material impact on our financial statements and compliance policies. The Audit Committee is responsible for inquiring of our management and independent auditors regarding the appropriateness of the accounting principles we follow, as well as reviewing changes in accounting principles and their impact on our financial statements in terms of the scope of audits conducted or scheduled to be conducted. The Audit Committee is further responsible for preparing a report stating, among other things, whether our audited financial statements should be included in our Annual Report on Form 10-K. Finally, the Audit Committee evaluates the adequacy and effectiveness of our risk assessment, risk management policies, and overall enterprise risk management. The Audit Committee met five times during 2015. All members of the Audit Committee attended all of the meetings held in 2015.
Compensation Committee. The Compensation Committee operates pursuant to a charter approved by our Board of Directors, a copy of which is posted on our website at www.westwoodgroup.com. In addition, a copy of the charter is available upon written request to our Corporate Secretary at our principal executive office (200 Crescent Court, Suite 1200, Dallas, Texas 75201). The Compensation Committee authorizes and determines all compensation for our executive officers, administers our incentive compensation plans in accordance with the powers granted in such plans, determines any incentive awards to be made to our officers, administers our stock incentive plans and other equity ownership, compensation, retirement and benefit plans, approves the performance-based compensation of individuals pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and administers other matters relating to compensation and benefits. The Compensation Committee met nine times during 2015. All members of the Compensation Committee attended all of the meetings held in 2015.
Governance/Nominating Committee. The Governance/Nominating Committee operates pursuant to a charter approved by our Board of Directors, a copy of which is posted on our website at www.westwoodgroup.com. In addition, a copy of the charter is available upon written request to our Corporate Secretary at our principal executive office (200 Crescent Court, Suite 1200, Dallas, Texas 75201). The primary function of the Governance/Nominating Committee is to develop and oversee the application of corporate governance principles to Westwood, to identify and evaluate qualified candidates for Board membership, recommend director nominees to the Board to be voted on at the annual meeting of stockholders, and communicate with members of the Board regarding Board and committee meeting format and procedures. The Governance/Nominating Committee met five times during 2015. All members of the Governance/Nominating Committee attended all of the meetings held in 2015.
Director Independence
Our Board of Directors has adopted Corporate Governance Guidelines, which concern director independence, among other matters. The full text of our Corporate Governance Guidelines is available on our website at www.westwoodgroup.com. In addition, a copy of our Corporate Governance Guidelines is available upon written request to our Corporate Secretary at our principal executive office (200 Crescent Court, Suite 1200, Dallas, Texas 75201).
Pursuant to our Corporate Governance Guidelines, a majority of the members of our Board of Directors, as well as all members of each committee of the Board, must be non-management directors who meet the “independence” requirements of the NYSE Corporate Governance Listing Standards and other governing laws and regulations. In addition, all members of the Audit Committee must meet additional “independence” standards required under the Exchange Act. Our Board of Directors annually reviews director independence. In the 2015 review, the Board of Directors reviewed directors’ responses to a questionnaire asking about their relationships, and the relationships of their family members, with us, and other potential conflicts of interest. In addition, our Board of Directors was aware that some of our directors and individuals or entities affiliated with such directors have asset management accounts held by one of our subsidiaries and managed by us. After noting such items, and based upon its review, the Board of Directors unanimously determined that none of these relationships constituted a material relationship with us that would affect the “independence” of any such director under SEC and NYSE rules.
As a result, the Board affirmatively determined that Messrs. Frank, McTeer, Norman, Weiland and Wooldridge and Ms. Masterson are “independent” as defined under SEC and NYSE rules. Ms. Byrne, who currently serves as a consultant to the Company, and Mr. Casey, who served as an executive officer of the Company during 2015, are not independent directors.

Board Leadership Structure
Our Board of Directors currently separates the roles of Chief Executive Officer and Chairman of the Board; however, the Board does not have a policy in place that requires these two roles to remain separate. Brian O. Casey serves as our President, Chief Executive Officer and director, and Richard M. Frank serves as our Chairman of the Board. As President and Chief Executive Officer, Mr. Casey has primary responsibility for the day-to-day operations of the Company and provides leadership on the Company’s key strategic objectives. As Chairman of the Board, Mr. Frank (i) provides leadership to the Board and chairs its meetings, (ii) chairs executive sessions of the non-management directors, and (iii) sets the agenda items for such meetings and sessions. In accordance with our Corporate Governance Guidelines, our non-management directors meet in executive session without the presence of management on a regular basis.
With a supermajority of independent directors, an Audit Committee, a Compensation Committee and a Governance/Nominating Committee each comprised entirely of independent directors, a Chairman of the Board who chairs all executive sessions of the non-management directors and who has extensive knowledge with regard to executive and board level oversight of a public company through his significant experience as chief executive officer, chairman and a director of CEC, and who also has a deep understanding of business, governance, compensation and financial matters through his service with CEC, the Board of Directors believes that its current leadership structure provides an appropriate balance that best serves the Company and its stockholders.
Board’s Role in Risk Oversight
The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory and strategic risks. The Audit Committee is responsible for oversight of risks relating to the Company’s accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets regularly with management, the Company’s internal auditor and Deloitte & Touche LLP, the Company’s independent auditor. The Compensation Committee is responsible for overseeing risks relating to employment policies and the Company’s compensation and benefits programs. To satisfy these oversight responsibilities, the Compensation Committee meets regularly with management to understand the implications of compensation decisions, particularly the risks the Company’s compensation policies may pose to the Company’s financial condition, human resources and stockholders. The Governance/Nominating Committee is responsible for overseeing risks relating to overall corporate governance and succession planning. To satisfy these oversight responsibilities, the Governance/Nominating Committee annually reviews Board composition, as well as Board and committee performance, and periodically reports to the Board on corporate governance and succession planning matters.
Additionally, the Board’s risk oversight function is supported by the directorships of Mr. Casey and Ms. Byrne, whose industry knowledge and experience provide the Board with a deep understanding of the risks facing the Company. Accordingly, the Board of Directors believes that having Mr. Casey and Ms. Byrne serve on the Board, together with a supermajority of independent directors and three independent Board committees, provides the appropriate leadership structure to assist in effective risk oversight by the Board.
Risks Related to Compensation Policies and Practices
As part of its oversight of the Company’s executive and non-executive compensation programs, the Compensation Committee considers the impact on our risk profile of our compensation programs, and the incentives created by the compensation awards that it administers. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may affect the likelihood of excessive risk-taking, to determine whether they present a material risk to the Company. The Compensation Committee also considers the following risk mitigating factors:

•	Overall compensation levels that are competitive with the market;

•	Limits on annual cash incentive awards;

•	The Compensation Committee’s discretionary authority to reduce annual cash incentive awards;

•	Use of long-term equity incentive awards to reward executives and other key employees for driving sustainable, profitable growth for stockholders and clients;

•	Vesting periods for long-term equity incentive awards that encourage executives and other key employees to focus on sustained stock price appreciation; and

•
The Company’s internal control over financial reporting and other financial, operational and compliance policies and practices currently in place that are intended to prevent manipulation of performance.

  Based on this review, the Company has concluded that its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Nominees
The Board of Directors has delegated to the Governance/Nominating Committee specific responsibilities relating to selection of directors to serve on the Board. The Governance/Nominating Committee of the Board is responsible for identifying potential candidates for Board membership and for recommending to the Board a slate of director candidates to stand for election at the annual meeting of our stockholders. The Governance/Nominating Committee seeks to identify, and the Board then selects, director candidates who (i) have significant business experience that is relevant and beneficial to the Board and Westwood, (ii) are willing and able to make a sufficient time commitment to the affairs of Westwood to effectively perform the duties of a director, including regular attendance at Board and committee meetings, (iii) are committed to the long-term growth and profitability of Westwood, (iv) are individuals of character and integrity, (v) are individuals with inquiring minds willing to challenge and stimulate management and (vi) represent the interests of Westwood as a whole and not just the interests of a particular stockholder or group. The Governance/Nominating Committee does not have a specific policy considering diversity in identifying director candidates, but uses the criteria listed above. The Governance/Nominating Committee believes these criteria are the key factors in identifying qualified director candidates.
The Governance/Nominating Committee has a policy for considering new director candidates recommended by our stockholders if such recommendations are made in compliance with the following procedures. A stockholder wishing to recommend a candidate for inclusion as a director nominee in the proxy statement for our annual meeting must submit a written notice of the recommendation to our Corporate Secretary at our principal executive office. The submission must be received at our principal executive office not fewer than 120 calendar days before the one-year anniversary of the date that the proxy statement for the previous year’s annual meeting was released to stockholders. However, if we did not hold an annual meeting during the previous year, or if the date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline will be a reasonable time before we begin to print and mail our proxy materials. For the 2017 annual meeting, the deadline is November 18, 2016. Director candidates recommended by stockholders are evaluated by the Governance/Nominating Committee using the same criteria applied by the Governance/Nominating Committee to director candidates identified by that committee, as described in the previous paragraph.
To be valid, a stockholder’s notice to the Corporate Secretary must set forth (i) the name and address of the stockholder recommending such candidate, as such information appears on our books (if the stockholder is a record holder), (ii) the class and number of shares of Westwood stock beneficially owned by the stockholder, (iii) the name, age, business address and residence address of each candidate proposed in the notice, (iv) each candidate’s biographical data and qualifications, (v) the class and number of shares of Westwood stock beneficially owned by the candidate, if any, (vi) a description of all arrangements or understandings between the stockholder (or between any person(s) at whose request the stockholder is making the recommendation) and each candidate, and (vii) any other information required to be disclosed in solicitations of proxies for election of directors or otherwise required pursuant to Regulation 14A under the Exchange Act. The foregoing information must be provided with respect to any person that the stockholder proposes to recommend for election or re-election as a director. The candidate’s signed written consent to being named in the proxy statement as a nominee and to serving as a director if elected must also be provided.
For the 2016 Annual Meeting, our Governance/Nominating Committee has not received a candidate recommendation from any stockholder (or group of stockholders), including any stockholder (or group of stockholders) that beneficially owns more than five percent of our common stock.

Communications with the Board
Stockholders or other interested parties may communicate with the Board of Directors or particular Board members (including our Chairman or non-management directors as a group) by mailing a written communication to our Corporate Compliance Officer at 200 Crescent Court, Suite 1200, Dallas, Texas 75201, by email to compliance@westwoodgroup.com or by telephone to 214-756-6900. All communications are received and processed by the Corporate Compliance Officer before being referred to the appropriate Board member(s). Complaints relating to our accounting, internal controls or auditing matters, and concerns regarding questionable accounting or auditing matters, are referred to the Chairman of the Audit Committee. Other communications intended for the Board of Directors at large are referred to our Chairman, while communications intended for specific Board members are referred to those Board members. Advertisements, solicitations for periodicals or other subscriptions, and similar communications are not forwarded to Board members. In the event that a complaint or concern appears to involve the Corporate Compliance Officer, then the stockholder or other interested party is encouraged to contact directly the Chairman of the Audit Committee, Raymond E. Wooldridge, at rwooldridge@westwoodgroup.com. Ellen H. Masterson will become the Chairman of the Audit Committee, effective April 27, 2016, at which time she may be contacted directly at emasterson@westwoodgroup.com.
Stockholders may also communicate directly with Board members at the annual meetings of stockholders, as it is our policy that Board members should attend such meetings and make themselves available to address any matters properly brought before the meetings. All of our Board members attended the 2015 annual meeting of stockholders.

Code of Business Conduct
All of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and all of our directors, are required by our Code of Business Conduct to conduct business in the highest legal and ethical manner. The full text of the Code of Business Conduct is available on our website at www.westwoodgroup.com. In addition, a copy of the Code of Business Conduct is available upon written request to our Corporate Secretary at our principal executive office address. We intend to post amendments to or waivers from the Code of Business Conduct as required by applicable rules on our website.
Our employees are required to report any conduct that they believe could in any way be construed as a fraudulent or illegal act or otherwise in violation of the Code of Business Conduct. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.
Director Compensation
We pay each non-employee member of our Board of Directors a $50,000 annual retainer. The Chairman of the Board and the committee chairs for the Audit, Compensation and Governance/Nominating Committees receive an additional $5,000 annual retainer. There are no fees for attendance at Board or committee meetings. Additionally, upon election or re-election as a member of our Board of Directors, each non-employee director is awarded restricted shares of our common stock, which generally vest 12 months from the date of grant. Each restricted share award is to be made in a number of shares equal in value to $90,000 on the date of the award.
The Board established a policy that directors should own a minimum number of shares of our common stock equal to four times the dollar amount of their annual retainer within three years of their initial election or the establishment of this policy, whichever is later. In the event a significant decline in the price of the Company’s common stock causes a director’s holdings to fall below the applicable threshold, that director will not be required to purchase additional shares to meet the threshold, but such director shall not sell or transfer any shares until holdings above the threshold has again been achieved. In December 2015, the Board amended the policy to state that directors should own a minimum number of shares of our common stock equal to five times the dollar amount of their annual retainer within five years of their initial election or the establishment of this policy, whichever is later, leaving all other provisions of the policy the same. Compliance with these stock ownership guidelines will be evaluated periodically as determined by our Board of Directors.
During 2015, the Board engaged a third party compensation consultant to review our director compensation arrangements, and based on the analysis provided by the consultant, the Board decided to change the retainer component of our director compensation. Effective in February 2016, we pay each non-employee member of our Board of Directors a $60,000 annual retainer. The Chairman of the Board receives an additional $20,000 annual retainer, the committee chairs for the Audit and Compensation Committees each receive an additional $10,000 annual retainer and the committee chair for the Governance/Nominating Committee receives an additional $5,000 annual retainer.
The Compensation Committee reviews our compensation arrangements for directors from time to time. Brian O. Casey, our President and Chief Executive Officer, is not included in this table as he is a Company employee and receives no compensation for his service as director. See "Executive Compensation" for information concerning Mr. Casey's compensation. The Company’s executive officers do not make recommendations regarding the non-employee directors’ compensation.

2015 Director Summary Compensation Table

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (1)	Stock Awards ($) (2)	Total ($)
Susan M. Byrne(3)	25,000	375,000	90,000	490,000
Richard M. Frank	57,500	5,000	95,000	157,500
Ellen H. Masterson	50,000	5,000	95,000	150,000
Robert D. McTeer	50,000	5,000	95,000	150,000
Geoffrey R. Norman	50,000	5,000	95,000	150,000
Martin J. Weiland	55,000	5,000	95,000	155,000
Raymond E. Wooldridge	57,500	5,000	95,000	157,500
_______________________________

(1)
Susan M. Byrne earned $250,000 as a salaried employee of the Company from January 1, 2015 to June 30, 2015 and $125,000 as a consultant for the Company from July 1, 2015 to December 31, 2015. Each non-employee director also earns a $1,000 annual retainer and $1,000 for each regularly scheduled quarterly meeting for serving on the separate Board of Directors of Westwood Trust.

(2)
Stock awards include a $90,000 award for each non-employee director and a $5,000 award for each non-employee director serving on the separate Board of Directors for Westwood Trust. Stock awards reflect the grant date fair value of the time-based restricted stock granted to directors in 2015 in accordance with Accounting Standards Codification Topic 718 (“ASC 718”), “Stock Compensation” (except no assumptions for forfeitures were included). The assumptions used in the valuation of the restricted stock awards are discussed in Note 9 “Employee Benefits” of our audited financial statements, which are included in our 2015 Annual Report on Form 10-K. All restricted stock grants were made under the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan and are subject to a one-year vesting period as described above.

(3)	Susan M. Byrne earned a $25,000 retainer as Vice Chairman of the Board from July 1, 2015 to December 31, 2015.
As of December 31, 2015, our directors, other than Brian O. Casey, held the following unvested restricted stock:

Name	Unvested Restricted Stock
Susan M. Byrne(1)	1,733
Richard M. Frank(2)	1,484
Ellen H. Masterson(2)	1,484
Robert D. McTeer(2)	1,484
Geoffrey R. Norman(2)	1,484
Martin J. Weiland(2)	1,484
Raymond E. Wooldridge(2)	1,484
_______________________________

(1)	Issued on August 21, 2015 and has a vesting date of April 29, 2016, subject to Ms. Byrne’s continued service as a director through the vesting date.

(2)	Issued on April 29, 2015 and have a vesting date of April 29, 2016, subject to such director’s continued service as a director through the vesting date.

EXECUTIVE OFFICERS
Biographical information regarding Westwood’s current executive officers and other key employees is as follows:
Brian O. Casey, age 52. See biographical information in the “Proposal 1 – Election of Directors” section.
Tiffany B. Kice, age 48, joined Westwood in 2014 and serves as Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining Westwood, Ms. Kice served as Chief Financial Officer and Treasurer of CEC Entertainment, Inc. (“CEC”), a Dallas-based company that operates a chain of pizza and children’s entertainment restaurants. CEC was a New York Stock Exchange listed company until February 2014. From 1995 to 2010, she was with KPMG LLP where she became an Audit Partner in 2006. Ms. Kice is a Certified Public Accountant and is a member of the Accounting Institute of Certified Public Accountants.
Mark R. Freeman, age 48, has served as Executive Vice President and Chief Investment Officer since February 2012. Mr. Freeman served as Executive Vice President and Co-Chief Investment Officer from January 2011 to February 2012. He served as Senior Vice President and Portfolio Manager for Westwood from July 2006 to December 2010. He joined Westwood in 1999 as Assistant Vice President and served as Vice President and Portfolio Manager from July 2000 to July 2006. Mr. Freeman is a member of the American Economics Association, the CFA Institute, and the CFA Society of Dallas/Fort Worth. Additionally, he is a member of the Board of Trustees of Millsaps College, and serves as a board member for the Wilson Fund.
Julie K. Gerron, age 48, has served as Senior Vice President, General Counsel of Westwood since March 2013 and Corporate Secretary since March 2014. Prior to that, she served as Vice President, General Counsel from July 2007 to March 2013, and as Vice President, Assistant General Counsel from July 2005 to July 2007. Ms. Gerron previously served as Vice President, Research Analyst from January 2004 to July 2005. From 1998 to 2004, Ms. Gerron worked at Smith & Summers LLC where she served as portfolio manager for various funds. From 1992 to 1998, she worked for various branches of the State of Oklahoma government, including as Assistant Attorney General, Deputy General Counsel of the Insurance Department, and as Special Counsel to the Executive Director of the House of Representatives. Ms. Gerron is a member of the State Bar of Texas and Oklahoma and the CFA Institute.
Randall L. Root, age 55, has served as President of Westwood Trust, Dallas since March 2013. Prior to that, he served as Senior Vice President – Trust Investment Officer from June 1999 to March 2013. He joined Westwood in 1993 as Assistant Vice President, Research Analyst. He has extensive experience in asset allocation and separate account management of client portfolios, as well as new business development and ongoing client service. Mr. Root is a member of the Westwood Trust Board of Directors and chairs the Westwood Trust Investment and Asset Allocation Committees. He serves on the Advisory Council of the Dallas Foundation, on the Board of Equest Therapeutic Horsemanship, and on the Finance Committee of the Dallas Zoo. He is a member of the CFA Institute and the CFA Society of Dallas-Fort Worth.
There are no family relationships among the directors, executive officers and other key employees of Westwood, except as described under “Certain Relationships and Related Party Transactions – Review and Approval of Related Party Transactions.”

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This compensation discussion and analysis provides information regarding our executive compensation program in 2015 for the following executive officers of the Company (collectively, the “named executive officers”):

•	Brian O. Casey, President and Chief Executive Officer;

•	Tiffany B. Kice, Senior Vice President, Chief Financial Officer & Treasurer;

•	Mark R. Freeman, Executive Vice President and Chief Investment Officer;

•	Julie K. Gerron, Senior Vice President, General Counsel and Corporate Secretary; and

•	Randall L. Root, President, Westwood Trust Dallas
During 2015, we had five executive officers, all of whom are set forth above.
Overview of our Executive Compensation Program
The intellectual capital of our employees is one of the most important assets of our firm. As an asset manager, our financial results are primarily based upon the amount of assets we manage, which is dependent on our ability to generate competitive long-term investment performance, build strong relationships with clients, investment consulting firms and other financial intermediaries, provide attentive client service and develop new client relationships, all of which depend, in part, on the intellectual capital of our employees, including the named executive officers.
Highlights of our 2015 performance include the following:

•
Assets under management as of December 31, 2015 were $20.8 billion, a 3% increase compared to $20.2 billion at December 31, 2014; average assets under management for 2015 were $21.5 billion, 9% higher than 2014.

•	Launched three new mutual funds during 2015, bringing the mutual funds now offered to a total of 15.

•	Completed the acquisition of Woodway Financial Advisors on April 1, 2015, bringing Private Wealth assets to 26% of our firm-wide assets under management.
•Our U.S. Value Equity, Multi-Asset and Global Convertibles strategies posted strong performance.

•	Total revenue was a record $130.9 million, a 16% increase over 2014.

•
In October 2015, the Board approved a 14% increase in our quarterly dividend to $0.57 per share, or an annual rate of $2.28, resulting in a dividend yield of 4.4% using the year-end stock price of $52.09 per share.

•	Our financial position remains strong with liquid cash and investments of $95.1 million and no debt as of December 31, 2015.
We believe that the quality, expertise and commitment of our named executive officers are critical to achieving our business objectives and strategies. Accordingly, a principal objective of our executive compensation program is to deliver competitive total direct compensation (i.e., base salary, annual cash incentive awards, long-term equity awards, and mutual fund awards) that attract, motivate and retain talented executives who can contribute to the success of our business.

Significant Aspects of our 2015 Executive Compensation Program

Maintained base salaries at 2014 levels for Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and President, Westwood Trust Dallas
Our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and President, Westwood Trust Dallas did not receive base salary increases in 2015. Ms. Gerron received a base salary increase of 5%.

Each of the named executive officers earned an annual cash incentive award(s), in part due to strong Company performance
Messrs. Casey and Freeman received annual cash incentive awards of $2,065,669 and $1,032,835, respectively, based upon our adjusted pre-tax income for 2015 (as defined below under “2015 Executive Compensation Components-Annual Cash Incentive Awards”).

Mr. Freeman earned an award of $1,000,000 based on the Westwood Income Opportunity Fund’s receiving a 4-star overall rating from Morningstar for the fiscal 2015 period. This mutual fund award is scheduled to vest on December 31, 2016 provided Mr. Freeman remains continuously employed by the Company through the vesting date, subject to certain accelerated vesting conditions in the event of termination.

Ms. Kice earned an annual cash incentive award of $250,000 from the Company’s cash bonus pool compared to her 2014 annual cash incentive award of $110,000, which was pro-rated for her service in 2014.

Ms. Gerron earned an annual cash incentive award of $190,000 from the Company's cash bonus pool, unchanged from her 2014 annual cash incentive award.

Mr. Root earned an annual cash incentive award of $250,000, representing a 25% increase from his 2014 annual cash incentive award.

Maintained the number of long-term equity awards at 2014 levels for the Chief Executive Officer and Chief Investment Officer and decreased the long-term equity awards for General Counsel and President, Westwood Trust Dallas

In connection with their performance-based restricted stock awards, Messrs. Casey and Freeman vested in 35,000 shares and 20,000 shares, respectively, as a result of our achieving 2015 adjusted pre-tax income (as defined below) of at least $46 million.

Ms. Kice. Ms. Gerron and Mr. Root received time-based restricted stock awards of $224,588, $249,515 and $249,515, respectively.

Perquisites were insignificant	The Company did not provide significant perquisites to the named executive officers in 2015.

A significant portion of the named executive officers’ total direct compensation was “at-risk” compensation
As shown in the graph below, a significant portion of the named executive officers’ 2015 total direct compensation – ranging from approximately 64% to 87% – represented “at risk” compensation, delivered in the form of annual cash incentive awards and long-term equity awards. This range excludes Ms. Kice, who was entitled to a minimum Annual Cash Incentive Award pursuant to the terms of her offer letter.

Stockholders Advisory Vote on Executive Compensation
Our last advisory vote on executive compensation took place at our 2014 Annual Meeting of Stockholders. While this vote was not binding on the Compensation Committee, the Board of Directors or the Company, the Compensation Committee values the opinions of the Company’s stockholders on executive compensation matters. Based upon the Inspector of Election’s report, the advisory vote on executive compensation received favorable support from 76.3% of the votes cast therein, reflecting majority stockholder support for our 2013 executive compensation program.
At our 2011 Annual Meeting of Stockholders, a majority of the votes cast favored conducting an advisory vote on executive compensation once every three years. Partly in response, we have adopted a policy of conducting the advisory vote on executive compensation once every three years. We will revisit this policy following the next advisory vote on the frequency of advisory votes on executive compensation and we may revise this policy in the interim, as we deem appropriate.

In response to the voting results from our 2014 shareholder advisory vote on executive compensation, the Compensation Committee engaged a third party compensation consultant to review our executive compensation arrangements during 2015, and as a result adopted significant changes to our executive compensation program for 2016.

•	The Company entered into a new employment agreement with our Chief Executive Officer, Mr. Casey, which provides for the following features:

◦	Three-year term (shortened from a five-year term under the previous agreement);

◦	Double-trigger change-in-control related cash severance, requiring a qualifying termination of employment within 24 months following a qualifying change-in-control event; and

◦	"Net best" treatment for potential excise taxes (no gross-up provided);

•	Stock ownership guidelines for the CEO, certain other executives and members of our Board of Directors have been implemented, requiring the following minimum holdings:

◦	Chief Executive Officer holdings equal 6x base salary;

◦	Officers reporting directly to CEO holdings equal 3x base salary;

◦	Non-employee members of our Board of Directors holdings equal 5x cash retainer; and

◦
For each of the above, those subject to these stock ownership guidelines have up to five years to meet the minimum ownership level and are required to hold 100% of net shares acquired through vesting of equity-based compensation programs until the minimum guideline level is met;

•
Adopted a “clawback” policy allowing our Board of Directors the discretion to recoup incentive compensation earned for performance that was subject to materially misstated financial reporting due to misconduct or fraud;

•
Modified our annual incentive plan for the CEO from a fixed percentage of annual pretax income to a scorecard with multiple pre-established performance goals, to improve the alignment of executive pay with Company performance and to diversify performance metrics so that our short- and long-term incentive plans no longer have significantly overlapping performance criteria;

•
Our long-term incentive program for the CEO for 2016 was also modified from a front-loaded five-year equity award to an annual performance-based award structure equally weighted between two performance-based restricted stock awards, each tied to its own annual adjusted pretax income goal with additional time-based vesting; and

•
Modified the peer group of companies used to benchmark compensation in 2015 (for informing 2016 compensation decisions) to a set of companies more reflective of Westwood’s size, complexity and business.

In addition to the above changes, the executive compensation program also includes the following enhancements:

•
Our anti-hedging and anti-pledging policies prohibit our executives and directors from using short-selling, put or call options, collars or other similar techniques, as well as prohibit our executives and directors from pledging company shares as collateral or holding shares in a margin account;

•	With the adoption of our new CEO incentive program for 2016, our incentive plans include payout caps;

•
We benchmark the compensation of our officers against industry survey data and against a select set of industry peers (our “peer group”) so that the Compensation Committee considers current market practices when setting market-based pay levels and in making compensation decisions; and

•	The Company does not back-date, re-price or grant equity awards retroactively.

Compensation Philosophy and Objectives
In designing and implementing our executive compensation program, the Compensation Committee is guided by the following philosophy and objectives:

•	Deliver competitive total direct compensation at levels to attract, motivate and retain talented executives who can contribute to the success of our business;

•	Award compensation that motivates and rewards short and long-term individual and company performance; and

•	Align named executive officers’ interests with those of our stockholders.
As further discussed below, during 2015 the Compensation Committee reviewed and considered market compensation data derived from the McLagan Survey and the Custom Peer Group (as defined below) to ensure, in its subjective judgment, that the named executive officers’ total direct compensation (i.e., base salary, annual cash incentive awards, long-term equity awards, and mutual fund awards in the case of Mr. Freeman) was competitive in our marketplace for executive talent. Furthermore, a significant portion of the named executive officers’ 2015 total direct compensation—ranging from 64% to 87% (excluding Ms. Kice)—represented “at risk” compensation in the form of annual cash incentive and long-term equity awards. The Compensation Committee designed the annual cash incentive and long-term equity awards to focus our named executive officers on achieving our business objectives and strategies and to align their interests with our stockholders.
Role of Executive Officers in Compensation Decisions
In 2015, Mr. Casey worked closely with the Compensation Committee to formulate specific plans and awards designed to align our executive compensation program with our business objectives and strategies.
Mr. Casey provided the Compensation Committee with his recommendations on the level and form of compensation for Messrs. Freeman and Root and Mses. Gerron and Kice, based upon his annual review of these executive officers’ individual performance, and, where applicable, their contractual employment arrangements. The Compensation Committee has full discretion to accept, reject or modify Mr. Casey’s recommendations. In 2015, the Compensation Committee accepted Mr. Casey’s recommendations without modification regarding base salary adjustments, if any, annual cash incentive awards and long-term equity awards for Messrs. Freeman and Root and Mses. Gerron and Kice.
Mr. Casey did not make recommendations to the Compensation Committee with respect to his own compensation.
Setting Executive Compensation
Based on the foregoing philosophy and objectives, the Compensation Committee aims to structure the executive compensation program to motivate our named executive officers to achieve the Company’s business objectives and strategies and to reward them for achieving such strategies and objectives.
Market Compensation Data.
The Compensation Committee reviewed market compensation data from the McLagan 2014 Investment Management Survey–U.S., a widely-used source for compensation information within public and private investment firms (the “McLagan Survey”) and a custom peer group of publicly-traded asset management companies (collectively, the “Custom Peer Group”).
The McLagan Survey provides detailed analyses of compensation in greater depth for investment management employees than those available from our public peers and specifically focuses on the asset management industry. The McLagan Survey provides market compensation data for approximately 219 public and private investment management firms. Compensation analysis for particular officer positions in the McLagan Survey does not identify individual investment management and advisory firms. Instead, market compensation data is presented in different groupings by headquarter location, range of assets under management and job function. Confidentiality obligations to McLagan Partners and its survey participants prevent the disclosure of the firms included in the survey.

For 2015, the companies comprising our Custom Peer Group were:

• Artisan Partners Asset Management	• Manning & Napier
• Calamos Asset Management, Inc.	• OM Asset Management Plc
• Cohen & Steers, Inc.	• Pzena Investment Management, Inc.
• Diamond Hill Investment Group, Inc.	• Silvercrest Asset Management Group, Inc.
• Federated Investors, Inc.	• Virtus Investment Partners, Inc.
• GAMCO Investors, Inc.	• WisdomTree Investments Inc.
• Janus Capital Group Inc.
The peer companies were selected primarily based upon their (i) industry, (ii) equity market capitalization at the time of selection and (iii) assets under management, all based on publicly available information during 2015. Based on these factors, in 2015 we added WisdomTree Investments Inc. to our Custom Peer Group and removed AllianceBernstein Holdings LP, Eaton Vance Corp., Legg Mason and Waddell & Reed Financial Inc.
Most peer companies that comprise the Custom Peer Group are much larger than us in terms of revenues and assets under management. The Compensation Committee considers this size disparity when looking at market compensation data derived from the Custom Peer Group in the context of evaluating and approving compensation for the named executive officers.
The Compensation Committee considers the market compensation data derived from the McLagan Survey and the Custom Peer Group similarly relevant, with neither source of information being the determinative factor in setting executive compensation levels. The Compensation Committee uses both sources of information as a “market check” to ensure, in its subjective judgment, that individual pay components remain competitive. The Compensation Committee does not target any individual pay component of the named executive officers to fall within a specific range or percentile of the market compensation data derived from the McLagan Survey or the Custom Peer Group.

2015 Executive Compensation Components
For 2015, the principal components of compensation for the named executive officers were:

•	Base salary;

•	Annual cash incentive awards;

•	Long-term equity awards; and

•	Employee and post-retirement benefits.
There is no pre-established target for the allocation between (i) cash and equity-based compensation and (ii) short-term and long-term incentive compensation. Rather, the Compensation Committee considers, among other things, Company performance, individual performance, and market compensation data derived from the McLagan Survey and Custom Peer Group, as well as its own subjective judgment to determine the appropriate level and mix of each component of the executive compensation program.
Base Salary
Base salary is the fixed component of the named executive officers’ annual cash compensation. The Company provides the named executive officers with a base salary to compensate them for services rendered during the fiscal year and in recognition of their expertise, skills, knowledge and experience.
Salary levels are typically considered annually as part of our performance review process, as well as upon promotions, changes in job responsibilities, or in connection with the negotiation of terms of employment.

The base salaries of the named executive officers as of the beginning and end of 2015, including any adjustments made during the year, were as follows:

Named Executive Officers	Base Salary as of 1/1/15	Base Salary as of 12/31/15	Percentage Change
Brian O. Casey, President and Chief Executive Officer	$600,000	$600,000	—
Tiffany B. Kice, Senior Vice President, Chief Financial Officer & Treasurer	$225,000	$225,000	—
Mark R. Freeman, Executive Vice President and Chief Investment Officer	$500,000	$500,000	—
Julie K. Gerron, Senior Vice President, General Counsel and Corporate Secretary	$200,000	$210,000	5%
Randall L. Root, President, Westwood Trust Dallas	$250,000	$250,000	—
 While the Compensation Committee reviewed the market compensation data derived from the McLagan Survey and the Custom Peer Group when setting Mr. Casey’s base salary, the Compensation Committee did not target his respective base salary to fall within a specific range or percentile of the market compensation data.

Annual Cash Incentive Awards
In general, the Compensation Committee approves annual cash incentive awards to each of the named executive officers. These awards are intended to focus named executive officers on achieving short-term business objectives and strategies and to enable them to participate in our growth and profitability.
Annual Cash Incentive Awards of Messrs. Casey and Freeman
Pursuant to the terms of their respective employment agreements, Mr. Casey was eligible to earn a maximum annual cash incentive award in 2015 equal to 3% and Mr. Freeman was eligible to earn a minimum annual cash incentive award in 2015 equal to 1.5%, of the Company’s 2015 “adjusted pre-tax income” (as defined below). These cash incentive awards were subject to the Compensation Committee’s oversight. In 2015, the Compensation Committee did not reduce the maximum or increase the minimum annual cash incentive awards recommended for Messrs. Casey and Freeman, respectively.
The Compensation Committee selected “adjusted pre-tax income” as the basis for the performance formula for Messrs. Casey and Freeman because it believes that this measure is a meaningful indicator of our performance and profitability and also believes that structuring the annual cash incentive award in this way closely aligns their interests with our stockholders. The Compensation Committee chose the 3% maximum and 1.5% minimum levels based on its review of the market compensation data as well as its subjective judgment of the proper allocation of the annual cash incentive award to total direct compensation of these executives.
Our adjusted pre-tax income was determined based on our audited financial statements and in 2015 was equal to our income before income taxes increased by the expenses incurred for the year (a) for the annual cash incentive awards earned by Messrs. Casey and Freeman, (b) for incentive compensation for all other Company employees, (c) for performance-based restricted stock awards to Company employees (including Messrs. Casey and Freeman) and (d) mutual fund awards. Adjusted pre-tax income excludes start up, non-recurring, and similar expense items. The Company’s adjusted pre-tax income for 2015 was in excess of $68 million. Messrs. Casey’s and Freeman’s annual cash incentive awards earned in 2015 and paid in February 2016 are listed in column (f) in the “2015 Summary Compensation Table” below.

For 2016, Mr. Casey’s annual incentives have been significantly changed to provide for more detailed goal-setting and improved pay and performance alignment. Specifically, for 2016, Mr. Casey’s annual incentive opportunity has been changed from 3% of adjusted pre-tax income to an annual incentive target of $1,350,000. Furthermore, Mr. Casey has the opportunity to earn 50% of target for achieving threshold performance and up to 185% of target for achieving maximum performance (with no payouts for performance below threshold levels). The annual incentive performance criteria will be based on a scorecard with the following performance categories:

•	Investment performance (25% weighting);

•	Service and sales (25% weighting);

•	Financial results (25% weighting); and

•	Strategic initiatives (25% weighting).
Several specific, pre-established performance goals will be established within each category. At the end of 2016, the Compensation Committee will evaluate Mr. Casey’s performance against the scorecard performance goals to determine his annual incentive payout.
Mutual Fund Award of Mr. Freeman
Mr. Freeman is eligible throughout the term of his employment agreement to receive “mutual fund share bonus awards” that may be granted from time to time by our Board or the Compensation Committee. These mutual fund share bonus awards are annual performance bonus awards, the amounts and payment of which are conditioned on one or more of our mutual funds achieving one or more performance goals established by the Compensation Committee. Mr. Freeman’s employment agreement provides that any mutual fund bonus award granted to him must be pursuant to an agreement similar to the 2015 Mutual Fund Share Incentive Agreement (as defined below) and (i) provide a target bonus amount no less than the amount of his then-current base salary and (ii) be subject to performance criteria tied to bonus award amounts that provide Mr. Freeman an equal or better opportunity for success than he had under the terms of the Mutual Fund Share Incentive Award dated February 7, 2012.
For 2015, Mr. Freeman and the Company entered into a Mutual Fund Share Incentive Agreement, dated March 4, 2015 (the “2015 MFSI Agreement”). The 2015 MFSI Agreement provided that Mr. Freeman was eligible to earn (i) $500,000 (the target bonus amount) if the Westwood Income Opportunity Fund (the “Fund”) received a 4-star overall rating from Morningstar for the Fund performance period that commenced on January 1, 2015 and ended on December 31, 2015 (the “performance period”) and (ii) $1 million (the maximum bonus amount) if the Fund received a 5-star overall rating from Morningstar for the performance period, either of which is subject to vesting as further described below. The 2015 MFSI Agreement alternatively provided that Mr. Freeman was eligible to earn (i) $500,000 (the target bonus amount) if the Fund received a 3-star overall rating, and (ii) $1 million if the Fund received a 4-star or 5-star overall rating in the event the Fund was classified in the Moderate Allocation Category reported by Morningstar at the end of the performance period, and the Fund’s Morningstar Risk Rating for the performance period was “Below Average” or “Low”. If the Compensation Committee determined that the fund had received a 3-, 4- or 5-star overall rating from Morningstar, then the amounts of $500,000 or $1 million, as applicable, would be notionally credited to a bookkeeping account (the “account”) maintained by the Company and converted, on a notional basis, to a number of fund shares equal to the bonus amount divided by the net closing value of a Fund share on the date the bonus amount is credited to the account. The value of Mr. Freeman’s account adjusts (up or down) to reflect changes in the net value of the Fund shares credited to the account. If and when distributions are paid by the Fund with respect to its shares, the Company would credit Mr. Freeman’s account with additional Fund shares having a value equal to the amount of the distributions that would have been payable if the Fund shares credited to the account were issued and outstanding. Mr. Freeman’s right to receive payment of the amount credited to his account vests on the earliest of (i) December 31, 2016, provided that he remains continuously employed by the Company through that date, (ii) the date of his death, (iii) the date of his disability (assuming the Compensation Committee exercises its discretion to accelerate such vesting), (iv) upon a change in control of the Company where the successor does not honor the terms of the 2015 MFSI Agreement, or (v) upon Mr. Freeman’s involuntary termination without cause or voluntary termination for good reason following a change in control. Payment of the amount credited to Mr. Freeman’s account may, in the Compensation Committee’s discretion, be in Fund shares, cash or other property, and subject to any applicable tax withholding. Payment is due within 30 days of the applicable date of vesting.
For 2015, Mr. Freeman received a mutual fund bonus award of $1 million under the 2015 MFSI Agreement since the Fund received a 4-star rating for the performance period and was classified by Morningstar in the Moderate Allocation Category with a Low Risk Rating. This amount is listed in in column (f) in the “2015 Summary Compensation Table”.
The Compensation Committee created the mutual fund bonus award to provide significant motivation for Mr. Freeman to maximize the performance of the Fund, which the Compensation Committee believes will benefit the Company and its stockholders by attracting investments into the Fund.

Annual Cash Incentive Award for Messrs. Freeman and Root and Mses. Kice and Gerron
We maintain a Company bonus pool in which nearly every U.S. employee of the Company is eligible to participate, including Messrs. Freeman and Root and Mses. Kice and Gerron, but excluding Mr. Casey in 2015. In 2015 the Company bonus pool totaled $12.5 million, representing approximately 18% of the Company’s 2015 “adjusted pre-tax income” (as defined above). The Compensation Committee annually reviews the level of the bonus pool to ensure that, in its subjective judgment, the levels reflect industry practices, it will adequately fund potential bonuses and will provide sufficient capacity to reward extraordinary performance, if and when earned. The amount and calculation of the bonus pool are subject to change at the discretion of the Compensation Committee.

Name	2015 Annual Incentive Payout	Determining Factors
Tiffany B. Kice(1)	$250,000	•	Contributions to the Company’s strategic initiatives, including corporate development, financial and tax planning;
		•	Contributions towards the acquisition of Woodway Financial Advisors - A Westwood Trust Company;
		•	Membership on the Company’s Information Technology Steering Committee and Risk Management and Disclosure Committee; and
		•	Firm-wide oversight and enhancements of our financial reporting process and internal control over financial reporting.
Julie K. Gerron	$190,000	•	Management and oversight of our compliance with legal and regulatory requirements;
		•	Management and oversight of risk management issues, including review and negotiation of legal agreements and participation in internal risk management committees;
		•	Oversight of external counsel with a goal toward timely resolution of legal issues (e.g. litigation, trademark issues, corporate governance, etc.);
		•	Contributions towards the acquisition of Woodway Financial Advisors - A Westwood Trust Company; and
		•	Effective representation of our legal and compliance program and processes to clients, investment consulting firms and other financial intermediaries.
Randall L. Root	$250,000	•	Oversight responsibilities for the Westwood Trust home office and leadership of the Westwood Trust Investment Committee and Asset Allocation Committee; and
•
Contributions towards the acquisition of Woodway Financial Advisors - A Westwood Trust Company, which increased Private Wealth assets under management to 26% of our consolidated assets under management.

___________________

(1)	Pursuant to the terms of Ms. Kice's Offer Letter, she was entitled to a minimum cash bonus target of $225,000 in February 2016, subject to Compensation Committee approval.
Cash incentive awards earned in 2015 and paid in 2016 to Mses. Kice and Gerron and Mr. Root are listed in column (d) in the “2015 Summary Compensation Table” below.
Long-Term Equity Awards
Each year, the Compensation Committee grants long-term equity awards to our named executive officers under the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan (the “Stock Incentive Plan”). These equity awards are intended to attract, retain and motivate our named executive officers as well as focus them on our long-term performance.
While the Stock Incentive Plan authorizes the grant of several types of equity awards, the Compensation Committee currently expects that the named executive officers’ long-term equity awards will be limited to time-based restricted stock awards and performance-based restricted stock awards.
Unless the Compensation Committee determines otherwise, recipients of restricted stock awards will generally have the right to vote the underlying restricted shares. Dividends on restricted stock awards are accrued and payable to the recipient only when the underlying restricted shares vest. No restricted shares may be sold, transferred, or pledged during the restricted period.

Time-Based Restricted Stock Awards
The Compensation Committee believes that restricted stock awards align the interests of our named executive officers with those of our stockholders because the value of the awards is tied to the market value of our common stock. Time-based awards are generally subject to ratable vesting over four years based on the following vesting schedule:
•50% of awards vest upon the second anniversary of the grant date;
•25% of awards vest upon the third anniversary of the grant date; and
•25% of awards vest upon the fourth anniversary of the grant date.
In February 2015, the Compensation Committee awarded the following time-based restricted stock grants to our named executive officers:

Name	Number of Restricted Shares Granted (#)	Grant Date Fair Value of Shares ($) (1) (j)
Tiffany B. Kice	3,640	224,588
Julie K. Gerron	4,044	249,515
Randall L. Root	4,044	249,515
___________________

(1)
The amounts in column (j) reflect the grant date fair value of time-vested restricted stock award granted to Mses. Kice and Gerron and Mr. Root in 2015, computed in accordance with ASC 718 (except that no assumptions for forfeitures were included). The assumptions used in the valuation of the restricted stock awards are discussed in Note 9 “Employee Benefits” of our audited financial statements, included in our 2015 Form 10-K. The grant date fair value for time-vested awards for Mses. Kice and Gerron and Mr. Root was based on $61.70 per share, which was the closing price of our common stock on the grant date of February 23, 2015, adjusted for the accrual of dividends on unvested shares.

Performance-Based Restricted Stock Awards
The Compensation Committee believes that granting performance-based restricted stock awards to Messrs. Casey and Freeman strengthens the alignment of their interests with our stockholders and clients.
In 2015, the Compensation Committee granted Mr. Casey a performance-based restricted stock award for 35,000 shares, which vests over a twelve-month period, provided that the performance goal for the fiscal year has been met. For 2015, the performance goal was “adjusted pre-tax income” (as defined below) of not less than $46 million, representing a five-year compound annual growth rate of 10% over 2010 adjusted pre-tax income of $28.9 million.
In 2012, the Compensation Committee granted a restricted stock award to Mr. Freeman for 100,000 shares, of which 20,000 shares vest annually over a period of five years, provided that the performance goal for each fiscal year has been met. For 2015 the performance goal was “adjusted pre-tax income” (as defined below) of not less than $46 million, representing a five-year compound annual growth rate in excess of 10% over 2010 adjusted pre-tax income of $28.9 million. In each subsequent vesting year, the performance goal for further vesting of restricted stock will be determined by the Compensation Committee and established in writing no later than 90 days after the commencement of such fiscal year. If the performance goal is not met in any year, the Compensation Committee may establish a goal for a subsequent year, which, if achieved or exceeded, may result in full or partial vesting of the shares that did not become vested in a prior year. Performance goals will in all events be based upon criteria set forth in the Stock Incentive Plan.
Adjusted pre-tax income is determined based on our audited financial statements and in 2015 was equal to our income before income taxes increased by expenses incurred for the year for (a) annual cash incentive awards earned by Messrs. Casey and Freeman, (b) incentive compensation for all other Company employees (c) performance-based restricted stock awards to Company employees (including Messrs. Casey and Freeman) and (d) mutual fund awards. Adjusted pre-tax income excludes start up, non-recurring, and similar expense items, as the Compensation Committee deems appropriate under the circumstances. The Compensation Committee chose adjusted pre-tax income as the basis for the performance-based vesting formula because it believes that this financial measure is a meaningful indicator of our performance and profitability and also believes that structuring performance-based restricted stock awards in this way closely aligns the interests of these executives with our stockholders.
On February 22, 2016, the Compensation Committee certified that the performance goal for 2015 was achieved and Mr. Casey vested in 35,000 shares and Mr. Freeman vested in 20,000 shares. As allowed under the Stock Incentive Plan and approved by the Compensation Committee, Mr. Casey surrendered 11,599 and Mr. Freeman surrendered 9,315 of these shares in order to partially satisfy tax withholding requirements due to the vesting of these shares.

The Company does not have a formal policy on timing equity compensation grants in connection with the release of material non-public information that may affect the value of compensation. In the event that material non-public information becomes known to the Compensation Committee prior to granting equity awards, the Committee will take the existence of such information under advisement and make an assessment in whether or not to delay the grant of the equity award in order to avoid any impropriety or appearance of impropriety.
Beginning in 2016, long-term incentive awards for Mr. Casey will be determined by the Compensation Committee on an annual basis, versus the front-loaded approach used in his prior employment agreement. Mr. Casey’s long-term incentive awards for 2016 will include:

•	50% in performance shares that are earned based upon an adjusted pre-tax income goal for 2016, which vest ratably over a three-year period, and

•	50% in performance shares that are earned based upon a distinct adjusted pre-tax income target for 2016 ("Target Performance shares").
Target Performance shares are earned subject to the attainment of an adjusted pretax income goal for 2016, and any earned shares then vest ratably over a three-year period. The number of performance shares that can be earned for 2016 performance can range from 50% of target for threshold performance to 185.25% of target for maximum performance (no shares are earned for performance below threshold).
Employee and Post-Retirement Benefits
We offer employee and post-retirement benefits to all full-time employees, including the named executive officers, in order to provide them with a reasonable level of financial support in the event of injury, illness or disability and to help them accumulate retirement savings on a tax-favored basis. All employees are generally eligible to participate in benefit programs including medical, dental and vision insurance coverage, disability insurance and life insurance. In addition, all U.S. employees are generally eligible to participate in applicable savings plans. The cost of health insurance and savings plans is partially borne by the Company, including the named executive officers. We bear the cost of disability insurance and a set amount of term life insurance for all employees.
Savings Plan and Matching Contributions
Under the Company’s U.S. Westwood Holdings Group, Inc. Savings Plan (the “U.S. Savings Plan”), all U.S. based employees, including the named executive officers, are eligible to make 401(k) contributions to their plan accounts subject to annual IRS limits. We fully match employee contributions up to 6% of their eligible compensation (subject to IRS limits). Employees are vested immediately in their 401(k) contributions as well as in the Company match.
Profit Sharing Contributions
The Company’s U.S. Savings Plan also authorizes us to make discretionary annual contributions to U.S. employees’ Savings Plan accounts based on our profitability and performance. The profit sharing component of the Savings Plan is meant to be broad-based and all U.S. employees, including the named executive officers, are eligible for discretionary profit sharing contributions. Profit sharing contributions are subject to a six-year graded vesting schedule based on an employee’s years of service. For 2015, we made a discretionary contribution for all eligible employees equal to 5% of their eligible compensation (subject to IRS limits).
For 2015, the Company made 401(k) Company matching contributions and Company profit sharing contributions totaling $29,150 for each of Messrs. Casey, Freeman and Root and Mses. Kice and Gerron.
Perquisites
In 2015 we did not provide significant perquisites to our named executive officers.

Tax and Accounting Implications
Compliance with Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows public companies a tax deduction for federal income tax purposes for remuneration in excess of $1 million paid to our Chief Executive Officer and each of our three other most highly compensated executive officers (other than our Chief Financial Officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.
The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of the relevant factors taken into consideration. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards or equity incentive awards, as well as other forms of compensation, which may not be deductible by reason of Section 162(m) or other provisions of the Code.
The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the appropriate level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Richard M. Frank, Chairman Martin J. Weiland Raymond E. Wooldridge
2015 Summary Compensation Table
The following table summarizes all compensation earned by our named executive officers for the years indicated.

Name and Principal Position (a)	Year (b)	Salary ($) (c) (1)	Bonus ($) (d) (2)	Stock Awards ($) (e) (3)	Non-Equity Incentive Plan Compensation ($) (f) (4)	All Other Compensation ($) (g) (5)	Total ($) (h)
Brian O. Casey, President and Chief Executive Officer	2015	600,000	—	2,090,200	2,065,669	29,150	4,785,019
	2014	600,000	—	2,057,650	1,994,401	28,600	4,680,651
	2013	587,500	—	1,532,650	1,503,328	28,050	3,651,528
Tiffany B. Kice, Senior Vice President, Chief Financial Officer & Treasurer	2015	225,000	250,000	224,588	—	29,150	728,738
	2014	84,375	110,000	74,888	—	64,219	333,482
Mark R. Freeman, Executive Vice President and Chief Investment Officer	2015	500,000	—	1,242,400	2,032,835	29,150	3,804,385
	2014	500,000	250,000	1,175,800	1,997,201	28,600	3,951,601
	2013	500,000	250,000	875,800	751,664	28,050	2,405,514
Julie K. Gerron, Senior Vice President, General Counsel and Corporate Secretary	2015	208,333	190,000	249,515	—	29,150	676,998
	2014	196,667	190,000	251,621	—	28,600	666,888
	2013	178,333	160,000	227,708	—	28,050	594,091
Randall L. Root, President, Westwood Trust Dallas	2015	250,000	250,000	249,515	—	29,150	778,665
	2014	247,917	200,000	269,729	—	28,600	746,246
	2013	235,417	225,000	249,603	—	28,050	738,070
___________________

(1)	This column represents base compensation earned during each of the fiscal years presented.

(2)
Messrs. Freeman and Root and Mses. Kice and Gerron were granted non-plan cash incentive awards from a Company bonus pool, which was not based upon any pre-established performance goals. Pursuant to the terms of Ms. Kice’s Offer Letter, she was entitled to a minimum cash bonus target of $225,000 for 2015 and $225,000 for 2014, prorated for her partial service in the 2014 performance year as determined by her start date.

(3)
For 2015, the amounts contained in column (e) reflect (i) for Mr. Casey, the grant date fair value of his 2015 performance-based restricted stock award that was subject to vesting in 2015 (35,000 shares), (ii) for Ms. Kice, the grant date fair value of her time-vested restricted stock award granted in 2015 (3,640 shares), (iii) for Mr. Freeman, the grant date fair value of the tranche of his 2012 performance-based restricted stock award that was subject to vesting in 2015 (20,000 shares), (iv) for Ms. Gerron, the grant date fair value of her time-vested restricted stock award granted in 2015 (4,044 shares), and (v) for Mr. Root, the grant date fair value of his time-vested restricted stock award granted in 2015 (4,044 shares).

For 2014, the amounts contained in column (e) reflect (i) for Mr. Casey, the grant date fair value of the tranche of his 2010 performance-based restricted stock award that was subject to vesting in 2014 (35,000 shares), (ii) for Ms. Kice, the grant date fair value of her time-vested restricted stock award granted in 2014 (1,276 shares), (iii) for Mr. Freeman, the grant date fair value of the tranche of his 2012 performance-based restricted stock award that was subject to vesting in 2014 (20,000 shares), (iv) for Ms. Gerron, the grant date fair value of her time-vested restricted stock award granted in 2014 (4,280 shares), and (v) for Mr. Root, the grant date fair value of his time-vested restricted stock award granted in 2014 (4,588 shares).
For 2013, the amounts contained in column (e) reflect (i) for Mr. Casey, the grant date fair value of the tranche of his 2010 performance-based restricted stock award that was subject to vesting in 2013 (35,000 shares), (ii) for Mr. Freeman, the grant date fair value of the tranche of his 2012 performance-based restricted stock award that was subject to vesting in 2013 (20,000 shares), (iii) for Ms. Gerron, the grant date fair value of her time-vested restricted stock award granted in 2013 (5,200 shares), and (iv) for Mr. Root, the grant date fair value of his time-vested restricted stock award granted in 2013 (5,700 shares).
The above grant date fair values reported in column (e) were calculated in accordance with Accounting Standards Codification Topic 718 (“ASC 718”), “Stock Compensation,” except that no assumptions for forfeitures were included. The assumptions used in the valuation of the performance-based and time-vested restricted stock awards are discussed in Note 9 “Employee Benefits” of our audited financial statements, which are included in our 2015 Form 10-K. See the “Compensation Discussion and Analysis” section above for a further description of these restricted stock awards.

(4)
The amounts in column (f) reflect the cash payment of 3% of our adjusted pre-tax income, as defined, for the respective year to Mr. Casey, in accordance with his annual cash incentive award. The amount for Mr. Freeman includes: cash payment of 1.5% of our adjusted pre-tax income, as defined, for the respective year; and for 2015 $1.0 million in mutual fund shares earned under the terms of the Mutual Fund Share Incentive Agreement dated March 4, 2015

(the “2015 MFSI Agreement”) as a result of the Westwood Income Opportunity Fund receiving a 4-star overall rating by Morningstar. Per the terms of the 2015 MFSI Agreement, this $1 million award was credited on January 15, 2016 to a notional account maintained by the Company and was deemed invested in 73,260 shares of the Westwood Income Opportunity Fund. Mr. Freeman’s right to receive payment of the amount credited to this account vests on the earliest of (i) December 31, 2016, provided that he remains continuously employed by the Company through that date, (ii) the date of his death, (iii) the date of his disability (assuming the Compensation Committee exercises its discretion to accelerate such vesting), (iv) upon a change in control of the Company where the successor does not honor the terms of the 2015 MFSI Agreement, or (v) upon Mr. Freeman’s involuntary termination without cause or voluntary termination for good reason following a change in control. Payment of the amount credited to Mr. Freeman’s account may, in the Compensation Committee’s discretion, be in Fund shares, cash or other property, and subject to any applicable tax withholding. Payment is due within 30 days of the applicable date of vesting.
For 2014, the amount in column (f) for Mr. Freeman reflects $1.0 million in mutual fund shares earned under the terms of the Mutual Fund Share Incentive Agreement dated February 7, 2014, as amended (the “2014 MFSI Agreement”) as a result of the Westwood Income Opportunity Fund receiving a 4-star overall rating by Morningstar. Per the terms of the 2014 MFSI Agreement, this $1 million award was credited on February 9, 2015 to a notional account maintained by the Company and was deemed invested in 68,074 shares of the Westwood Income Opportunity Fund. Mr. Freeman’s right to receive payment of the amount credited to this account vested on December 31, 2015. The Company’s adjusted pre-tax income, as defined, for 2015, 2014 and 2013 aggregated approximately $68.9 million, $66.5 million and $50.1 million, respectively. See the “Compensation Discussion & Analysis” section above for a further description of these cash incentive awards.

(5)
The amounts in column (g) reflect each named executive officer’s 401(k) Company matching contribution and Company profit sharing contribution under the Savings Plan. See the “Compensation Discussion and Analysis” section above for a further description of the plan contributions in 2015. For Ms. Kice, the amount in 2014 includes a $50,000 cash signing bonus pursuant to the terms of her Offer Letter.

We currently have employment agreements with Mr. Casey and Mr. Freeman. Under these agreements these executives receive a minimum base salary, are eligible to receive performance-based and discretionary bonuses, receive service-based and performance-based restricted shares, could become fully vested in their unvested equity compensation (depending on the cause of termination of employment), and could receive salary and benefits for up to two years (in the case of Mr. Casey) and one year (in the case of Mr. Freeman) after the termination of their employment (depending on the cause of termination of employment). In accordance with the terms of his employment agreement, Mr. Casey was paid an annual salary of $600,000 in 2015 and was eligible to receive a maximum annual incentive award of 3% of our adjusted pre-tax income, as defined above. Mr. Casey's agreement expired on December 31, 2015, and the Compensation Committee entered into a revised employment agreement with Mr. Casey effective through December 31, 2018. In accordance with the terms of his employment agreement, Mr. Freeman is paid a minimum annual salary of $500,000. Mr. Freeman is currently eligible to receive a minimum annual incentive award of 1.5% of our adjusted pre-tax income, as defined. Mr. Freeman's agreement expires on January 1, 2017. See the “Employment and Related Agreements” section set forth below for further discussion of these employment agreements.
In August 2014, we entered into an Offer Letter with Ms. Kice in connection with her hire as our Chief Financial Officer. The Company will pay Ms. Kice an annual base salary of $225,000 and she received a $50,000 cash signing bonus on October 1, 2014. On October 23, 2014 Ms. Kice received a time-vested restricted stock award grant of the Company’s common stock valued at $75,000, which was subject to the approval of our Compensation Committee. Pursuant to the Stock Incentive Plan, 50% of the shares of restricted stock will vest on October 23, 2016, and 25% of the shares of restricted stock will vest on each of the first and second anniversaries of such date.
As Chief Financial Officer, Ms. Kice is eligible to participate in all compensation and incentive plans generally available to Company employees, including (i) annual cash incentive awards as approved by the Compensation Committee, (ii) long-term equity incentive awards granted pursuant to the Stock Incentive Plan, and (iii) employee and post-retirement benefits, including those under the Savings Plan. Ms. Kice will receive a minimum cash bonus of $225,000 for each of 2014, 2015, 2016, 2017 and 2018. The cash bonus for 2014 was prorated based upon partial service in the performance year as determined by her start date. Ms. Kice will receive an annual restricted stock award grant of the Company’s common stock valued at an amount not less than $225,000 in February 2015, 2016, 2017 and 2018. The future cash bonus awards and future restricted stock awards are subject to the approval of the Compensation Committee.

Grants of Plan-Based Awards in 2015
The following table summarizes all grants of plan-based awards made to our named executive officers in 2015. The equity plan-based awards set forth below consisted solely of restricted shares of our common stock granted under the Stock Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#) (i) (3)	Grant Date Fair Value of Stock ($) (j) (4)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d) (1)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g) (2)	Maximum ($) (e)
Brian O. Casey	3/4/15	N/A	2,065,669	N/A	—	—	—	—	—
	3/28/15	—	—	—	N/A	35,000	N/A	—	2,090,200
Tiffany B. Kice	02/24/15	—	—	—	—	—	—	3,640	224,588
Mark R. Freeman	3/4/15	—	—	—	N/A	20,000	N/A	—	1,242,400
	3/4/15	N/A	1,032,835	N/A	—	—	—	—	—
	3/4/15	—	500,000	1,000,000	—	—	—	—	—
Julie K. Gerron	2/24/15	—	—	—	—	—	—	4,044	249,515
Randall L. Root	2/24/15	—	—	—	—	—	—	4,044	249,515
___________________

(1)	The amounts in column (d) reflect the payment of 3% and 1.5% of our 2015 adjusted pre-tax income to Mr. Casey and Mr. Freeman, respectively, in accordance with their annual cash incentive awards.
There were no threshold or maximum award levels (or equivalent items) for these annual cash incentive awards. The Company’s adjusted pre-tax income for 2015 was in excess of $68 million.
On December 31, 2015 Mr. Freeman earned $1 million under the terms of the 2015 MFSI Agreement, by achieving a 4-star overall rating from Morningstar for the performance period ended December 31, 2015.
See the “Compensation Discussion and Analysis” section above for a further description of these cash incentive awards.

(2)
The amounts in column (g) reflect the tranche of Mr. Casey’s and Mr. Freeman’s performance-based restricted stock awards subject to vesting in 2015 upon our adjusted pre-tax income for 2015 being at least $46 million. There were no threshold or maximum award levels (or equivalent items) for these performance-based annual restricted stock awards. See the “Compensation Discussion and Analysis” section above for a further description of performance-based restricted stock incentive awards.

(3)
The amount in column (i) reflects time-vested restricted stock award granted to Mses. Kice and Gerron and Mr. Root in 2015. The shares vest as follows: 50% after two years; 75% after three years; and 100% after four years.

(4)
The amounts in column (j) reflect the grant date fair value of (i) the tranche of Mr. Casey’s and Mr. Freeman’s performance-based restricted stock award subject to vesting in 2015, and (ii) Mses. Kice’s and Gerron’s and Mr. Root’s time-vested restricted stock awards granted in 2015, computed in accordance with ASC 718 (except that no assumptions for forfeitures were included). The assumptions used in the valuation of the restricted stock awards are discussed in Note 9 “Employee Benefits” of our audited financial statements, included in our 2015 Form 10-K. The grant date fair value for Ms. Kice's and Gerron’s and Mr. Root’s time –vested awards was based on $61.70 per share, which was the closing price of our common stock on the grant date of February 23, 2015, adjusted for the accrual of dividends on unvested shares. The grant date fair value for Mr. Casey's award was $59.72, which was based on the closing price of our common stock on the grant date of March 28, 2015, adjusted for the accrual of dividends. The grant date fair value for Mr. Freeman’s awards was $62.12, which was based on the closing price of our common stock on the grant date of March 4, 2015, adjusted for the accrual of dividends.

 Stock Incentive Plan
All equity-based incentive awards, except those granted under the Share Award Plan of Westwood Holdings Group, Inc. for Service Provided in Canada to its Subsidiaries, are governed by the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan (the “Stock Incentive Plan”).
In 2015, equity awards under the Stock Incentive Plan consisted of our authorized restricted common stock. Awards under the Stock Incentive Plan may be made to employees, including officers and directors who may be employees, non-employee directors, and consultants. Any shares issued under the Stock Incentive Plan may consist of authorized but unissued shares or reacquired shares or a combination thereof.

The Stock Incentive Plan authorizes the grant of several types of equity-based awards, including incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), restricted stock, stock purchase rights and performance shares (in the form of deferred stock awards). The Stock Incentive Plan also authorizes cash awards in the form of annual incentive awards, performance-based awards, and discretionary bonus awards. The various types of awards authorized under the Stock Incentive Plan may be utilized in the future if determined to be appropriate by the Compensation Committee. To date, the Compensation Committee has limited its equity-based awards under the Stock Incentive Plan to NSOs and restricted stock, and the Compensation Committee currently expects that future equity-based awards will continue to be limited to restricted stock. The Compensation Committee believes that restricted stock is the most effective vehicle to align the interests of employees with stockholders and clients. Unless the Compensation Committee determines otherwise, the recipient of restricted shares will generally have the right to vote the restricted shares. The Compensation Committee may also determine whether dividends will be payable with respect to restricted shares (generally at the same rate paid to all our stockholders) and, if so, may impose vesting and repayment conditions with respect to such dividends. Dividends payable on unvested restricted stock are accrued, subject to forfeiture conditions and payable to the recipient only when the underlying shares of restricted stock vest. The Compensation Committee believes that these terms and conditions for restricted stock awards offer the best balance of providing value to the employee if we succeed as a company as well as providing a mechanism to retain key employees over the long-term as they build a meaningful portion of their wealth in the form of Company equity.
The Board or the Compensation Committee administers the Stock Incentive Plan with respect to all eligible individuals. Cash incentive awards earned in a given year are typically communicated to employees and paid in the first quarter of the following year to coincide with year-end performance reviews. Annual time-vested restricted stock awards have generally been awarded in the first quarter of the year in order to align with performance in the prior year.

Time-vested restricted stock awards are generally subject to the following four-year vesting schedule: 50% after two years, 75% after three years and 100% after four years. The Compensation Committee believes that this long-term vesting schedule is effective in acting as a retention tool for Mses. Kice and Gerron and Mr. Root and other non-executive employees. All employees are eligible to receive time-vested restricted stock awards.
The Compensation Committee makes all determinations involving awards to “covered employees” within the meaning of Section 162(m) of the Code. Determinations of the Compensation Committee are final, conclusive, and binding upon all persons having an interest in the Stock Incentive Plan. However, any action or determination by the Compensation Committee specifically affecting or relating to an award to a non-employee director will be approved and ratified by the Board of Directors.
Employment and Related Agreements
The Compensation Committee has determined that our Chief Executive Officer, Brian O. Casey, is critical to our future success, due to his significant responsibilities and contributions to the ongoing day-to-day operation of the business, his involvement in marketing our products, his development and direction of strategic initiatives and corporate development, as well as his participation in the development of new products. As a result, in December 2015, the Compensation Committee entered into a new employment agreement with Mr. Casey effective through December 31, 2018. Mr. Casey was previously party to an employment agreement with the Company effective April 2010 through April 30, 2015, which subsequently was amended to extend through December 31, 2015.
The Compensation Committee has determined that our Chief Investment Officer, Mark R. Freeman, is critical to our future success, due to his significant responsibilities and contributions to the development and oversight of our investment policy, the development of the Company’s macroeconomic and investment outlook, his day-to-day operation and oversight of our investment department, his monitoring of absolute risk and consistency of quality across all investment strategies, his integral importance to the ongoing success of our investment performance as well as his involvement in product development, strategic initiatives and marketing our products. As a result, in February 2012, the Compensation Committee entered into a new employment agreement with Mr. Freeman effective through January 1, 2017.
The employment agreements of Mr. Casey and Mr. Freeman broadly address the terms of their employment with the Company including, among other things, their duties, compensation and benefits, termination, and the effects of termination. In addition, the employment agreements include non-solicitation covenants and non-competition covenants that apply in specified circumstances for a period of one year following the date of termination.

Outstanding Equity Awards at December 31, 2015
The following table summarizes all outstanding equity awards held by our named executive officers as of December 31, 2015.

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares of Stock That Have Not Vested (#) (g) (1)	Market Value of Shares of Stock That Have Not Vested ($) (h) (3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (i) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (j) (3)
Brian O. Casey	—	—	—	—	—	35,000	1,823,150
Tiffany B. Kice	—	—	—	4,916	256,074	—	—
Mark R. Freeman	—	—	—	2,387	124,339	40,000	2,083,600
Julie K. Gerron	—	—	—	12,224	636,748	—	—
Randall L. Root	—	—	—	12,907	672,326	—	—
___________________

(1)
The shares in column (g) will vest in late February of each year, with the exception of Ms. Kice's October 2014 grant, which will vest in October of each year, according to the following schedule provided that the individual is, in most cases, still employed by us on the vesting date.

	Shares scheduled to vest
Name	2016	2017	2018	2019
Tiffany B. Kice	638	2,139	1,229	910
Mark R. Freeman	2,387	—	—	—
Julie K. Gerron	4,740	4,392	2,081	1,011
Randall L. Root	5,144	4,594	2,158	1,011

(2)
The shares in column (i) represent an unearned, performance-based restricted stock incentive award granted to Mr. Casey in 2015 and Mr. Freeman in 2012 under the Stock Incentive Plan, which will vest according to the following schedule, provided that Mr. Casey and Mr. Freeman are, in most cases, still employed by us on the vesting date and the applicable performance goal is achieved for the respective year. Each year during the applicable vesting period, the Compensation Committee will establish a specific goal for that year’s vesting of the restricted shares. The performance goal will be based upon criteria set forth in the Stock Incentive Plan. The specific performance goal for each year will be established no later than March 31 of the vesting year. If in any year during the vesting period the performance goal is not met, the Compensation Committee may establish a goal for a subsequent vesting period, which if achieved or exceeded may result in full or partial vesting of the shares that did not otherwise become vested in a prior year. See the “Compensation Discussion and Analysis” section above for a further description of this performance-based restricted stock incentive award.

	Shares scheduled to vest
Name	2016	2017	2018	2019
Brian O. Casey	35,000	—	—	—
Mark Freeman	20,000	20,000	—	—

(3)
The amounts in columns (h) and (j) reflect the value of the shares shown in columns (g) and (i), respectively, multiplied by $52.09, the closing market price of our common stock as of December 31, 2015, the last business day in 2015.

Stock Vested in 2015
The following table summarizes all shares vested by our named executive officers for the year ended December 31, 2015.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($) (b) (1)
Brian O. Casey	35,000	2,163,700
Mark R. Freeman	24,762	1,530,787
Julie K. Gerron	5,150	318,373
Randall L. Root	5,650	349,283
___________________

(1)
Values in column (b) reflect shares that vested as of February 23, 2015 at a market value of $61.82 per share, including 35,000 shares of performance-based restricted stock for Mr. Casey; 4,762 shares of time-vested restricted stock and 20,000 shares of performance-based restricted stock for Mr. Freeman; 5,150 shares of time-vested restricted stock for Ms. Gerron; and 5,650 shares of time-vested restricted stock for Mr. Root.

Potential Payments Upon Termination or Change in Control
Set forth below is a summary of the compensation and benefits payable to Mr. Casey, Ms. Kice, Mr. Freeman, Ms. Gerron and Mr. Root in the event their employment is terminated. For purposes of this disclosure, we have calculated benefits assuming a December 31, 2015 termination date. As of December 31, 2015, executive employment agreements were in effect with Mr. Casey and Mr. Freeman. For further information on the employment agreements, see “Employment Related Agreements” above.
Under the terms of our Stock Incentive Plan, in the event of their death or a “change in control” of the Company, unvested time-vested restricted stock awards would vest for Messrs. Freeman and Root and Mses. Kice and Gerron. These shares had a value of $124,339 for Mr. Freeman, $672,326 for Mr. Root, $256,074 for Ms. Kice and $636,748 for Ms. Gerron as of December 31, 2015. Other than the acceleration of restricted stock awards for Mses. Kice and Gerron and Mr. Root upon death or a “change in control,” Mses. Kice and Gerron and Mr. Root are not contractually entitled to any other severance payments upon their termination or a “change in control” of the Company.
Under the employment agreement in place, payments to Mr. Casey could vary depending on the cause of termination and whether or not the Board of Directors elects to enforce a non-compete agreement. Under the employment agreement in place for Mr. Freeman, the payments to him could vary depending upon the cause of termination and whether or not the Board of Directors elects to enforce a “Mandatory Inactivity Period.” For the purposes hereof, a “Mandatory Inactivity Period” shall mean the three-month period of time immediately following Mr. Freeman’s termination during which he may not (a) in any capacity provide investment advisory services or investment management services in competition with the Company or (b) establish, join, participate in, acquire or maintain ownership in, or provide investment advisory services to, any U.S.-based entity that offers services and/or products that compete with the Company. Mr. Casey's agreement contains a "double trigger" change in control related to cash severance, requiring a qualifying termination of employment within 24 months following a qualifying change in control event, which is consistent with external market practice. Mr, Freeman's agreement contains a “single trigger” change in control provision pursuant to which Mr. Freeman is entitled to certain payments and benefits in the event he voluntarily terminates his employment with the Company within the thirty-day period immediately following the date that is three months following change in control of the Company. The various payment scenarios for Mr. Casey are described immediately below, and the various payment scenarios for Mr. Freeman are described thereafter.

The various payment scenarios for Mr. Casey are:
Payments upon termination without cause, by the executive for good reason or non-renewal by the Company (the non-compete agreement is automatically enforced)
Amounts under this scenario include the following to the extent they have not been already paid:
•amounts earned by the executive during his employment;

•	an amount equal to 1.5 times the sum of one year's worth of salary and the annual bonus paid to Mr. Casey for the most recently completed year, to be paid in monthly installments over eighteen months;
•bonus and incentive compensation earned by the executive as of the termination date;
•vacation time that was earned and unused by the executive;
•medical benefits for the executive and his eligible dependents for eighteen months following termination; and

•
all unvested stock options and unvested restricted shares shall be fully vested; provided, however, that to the extent that any such awards are subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code, then those awards will only become vested if and to the extent that such awards would have become vested in accordance with their terms if Mr. Casey's employment had continued; and provided further that, if such award is subject to periodic vesting based upon performance conditions established for each vesting period, then the annual performance conditions applicable to any such award following the termination of Mr. Casey's employment shall be the same as the last periodic performance goal established with respect to such award prior to the termination of Mr. Casey's employment or, if more favorable to Mr. Casey, the periodic performance conditions established for performance-based vesting of equity or equity-based awards granted to other senior executives who are then still employed by the Company.

Payments upon termination with cause, by the executive without good reason or non-renewal by the executive where the non-compete agreement is enforced
Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment;

•	one year's worth of salary paid in monthly installments, less the amount of medical insurance premiums the executive would have paid had he remained employed;

•	bonus and incentive compensation earned by the executive as of the termination date;

•	vacation time that was earned and unused by the executive; and

•	medical benefits for the executive and his eligible dependents for twelve months following termination.
All unvested stock options and all unvested restricted shares shall be forfeited under this scenario.
Payments upon termination with cause, by the executive without good reason or non-renewal by the executive where the non-compete agreement is not enforced
Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment;

•	bonus and incentive compensation earned by the executive as of the termination date;

•	vacation time that was earned and unused by the executive; and

•	medical benefits for the executive and his eligible dependents for twelve months following termination.
All unvested stock options and all unvested restricted shares shall be forfeited under this scenario.

Payments upon termination due to a change in control (the non-compete agreement is automatically enforced)
Amounts under this scenario include the following to the extent they have not been already paid:
•amounts earned by the executive during his employment;

•
an amount equal to two times the sum of one year's worth of salary and the annual bonus paid to Mr. Casey for the most recently completed year, to be paid in monthly installments over twenty-four months;

•	bonus and incentive compensation earned by the executive as of the termination date;

•	vacation time that was earned and unused by the executive;

•	medical benefits for the executive's eligible dependents for eighteen months following termination; and

•
all unvested stock options and all unvested restricted shares shall be fully vested; provided, however, that to the extent that any such awards are subject to performance-based vesting conditions, the performance goals were achieved at 100% of the target performance. In March 2016, we entered into a Performance Share Agreement with Mr. Casey that provides the unvested restricted shares subject to the award will vest upon a change in control as follows: (a) if the change in control occurs before the last day of the one-year performance cycle, 50% of the shares covered by the award (the "Category 1 Shares") will vest and the remaining 50% (the "Category 2 Shares") will vest assuming target level performance or (b) if the change in control occurs after the end of the performance cycle, all Category 1 Shares and Category 2 Shares will fully vest to the extent then-earned based on the Company's actual performance for the performance cycle.

Payments upon termination due to death
Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment;

•	bonus and incentive compensation earned by the executive as of the termination date;

•	vacation time that was earned and unused by the executive;

•	medical benefits for the executive's eligible dependents for eighteen months following termination; and

•	all unvested stock options and all unvested restricted shares shall be fully vested.
Payments upon termination due to disability
Amounts under this scenario include the following to the extent they have not been already paid:
•amounts earned by the executive during his employment;
•bonus and incentive compensation earned by the executive as of the termination date;

•	vacation time that was earned and unused by the executive;

•	disability benefits, if any, at least equal to those then provided by the Company to disabled executives and their families;

•	medical benefits for the executive's eligible dependents for twelve months following termination; and

•	all unvested stock options and all unvested restricted shares shall be fully vested.

The various payment scenarios for Mr. Freeman are:
Payments upon termination without cause or by the executive for good reason where the Mandatory Inactivity Period is enforced
Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment;

•	three months’ worth of salary paid in monthly installments, less the amount of medical insurance premiums the executive would have paid had he remained employed;

•	bonus and incentive compensation earned by the executive as of the termination date;

•	not less than four weeks of vacation time that was earned and unused by the executive;

•	medical benefits for the executive and his eligible dependents for three months following termination; and

•
all unvested stock options, all unvested restricted shares and all unvested mutual fund share bonus awards shall become vested and exercisable; provided however, that if any such unvested equity or equity-based award is subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, then such award will become vested only if, when and to the extent such award would have become vested in accordance with its terms if Mr. Freeman’s employment had continued; and provided further that, if such award is subject to periodic vesting based upon performance conditions established for each vesting period, then the annual performance conditions applicable to any such award following the termination of Mr. Freeman’s employment shall be the same as the last periodic performance goal established with respect to such award prior to the termination of Mr. Freeman’s employment or, if more favorable to Mr. Freeman, the periodic performance conditions established for performance-based vesting of equity or equity-based awards granted to other senior executives who are then still employed by the Company.

Payments upon termination without cause or by the executive for good reason where the Mandatory Inactivity Period is not enforced
Amounts under this scenario include the following to the extent they have not been already paid:
•amounts earned by the executive during his employment;
•bonus and incentive compensation earned by the executive as of the termination date;
•not less than four weeks of vacation time that was earned and unused by the executive; and

•
all unvested stock options, all unvested restricted shares and all unvested mutual fund share bonus awards shall become vested and exercisable; provided however, that if any such unvested equity or equity-based award is subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, then such award will become vested only if, when and to the extent such award would have become vested in accordance with its terms if Mr. Freeman’s employment had continued; and provided further that, if such award is subject to periodic vesting based upon performance conditions established for each vesting period, then the annual performance conditions applicable to any such award following the termination of Mr. Freeman’s employment shall be the same as the last periodic performance goal established with respect to such award prior to the termination of Mr. Freeman’s employment or, if more favorable to Mr. Freeman, the periodic performance conditions established for performance-based vesting of equity or equity-based awards granted to other senior executives who are then still employed by the Company.

Payments upon termination with cause where the Mandatory Inactivity Period is enforced
Amounts under this scenario include the following to the extent they have not been already paid:
•amounts earned by the executive during his employment;

•	three months’ worth of salary paid in monthly installments, less the amount of medical insurance premiums the executive would have paid had he remained employed;
•bonus and incentive compensation earned by the executive as of the termination date;
•not less than four weeks of vacation time that was earned and unused by the executive; and
•medical benefits for the executive and his eligible dependents for three months following termination.
All unvested stock options, all unvested restricted shares, and all unvested mutual fund share bonus awards shall be forfeited under this scenario.

Payments upon termination with cause where the Mandatory Inactivity Period is not enforced
Amounts under this scenario include the following to the extent they have not been already paid:
•amounts earned by the executive during his employment;
•bonus and incentive compensation earned by the executive as of the termination date; and
•not less than four weeks of vacation time that was earned and unused by the executive.
All unvested stock options, all unvested restricted shares, and all unvested mutual fund share bonus awards shall be forfeited under this scenario.
Payments upon termination by the executive without good reason where the Mandatory Inactivity Period is enforced
Amounts under this scenario include the following to the extent they have not been already paid:
•amounts earned by the executive during his employment;

•	three months’ worth of salary paid in monthly installments, less the amount of medical insurance premiums the executive would have paid had he remained employed;
•bonus and incentive compensation earned by the executive as of the termination date;
•not less than four weeks of vacation time that was earned and unused by the executive; and
•medical benefits for the executive and his eligible dependents for three months following termination.
All unvested stock options and all unvested restricted shares shall be forfeited under this scenario. Additionally, all unvested mutual fund share bonus awards shall vest 60 days after the first anniversary of the termination date unless a final determination is made in binding arbitration that the executive either directly or indirectly sold or provided products that are the same or similar to any product that the Company is providing as of, and about which the executive had confidential information during the year prior to, the termination date; provided, however, that if any such unvested equity or equity-based award is subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, then such award will become vested only if, when and to the extent such award would have become vested in accordance with its terms if Mr. Freeman’s employment had continued; and provided further that, if such award is subject to periodic vesting based upon performance conditions established for each vesting period, then the annual performance conditions applicable to any such award following the termination of Mr. Freeman’s employment shall be the same as the last periodic performance goal established with respect to such award prior to the termination of Mr. Freeman’s employment or, if more favorable to Mr. Freeman, the periodic performance conditions established for performance-based vesting of equity or equity-based awards granted to other senior executives who are then still employed by the Company.
Payments upon termination by the executive without good reason where the Mandatory Inactivity Period is not enforced
Amounts under this scenario include the following to the extent they have not been already paid:
•amounts earned by the executive during his employment;
•bonus and incentive compensation earned by the executive as of the termination date; and
•not less than four weeks of vacation time that was earned and unused by the executive.
All unvested stock options and all unvested restricted shares shall be forfeited under this scenario. Additionally, all unvested mutual fund share bonus awards shall vest 60 days after the first anniversary of the termination date unless a final determination is made in binding arbitration that the executive either directly or indirectly sold or provided products that are the same or similar to any product that the Company is providing as of, and about which the executive had confidential information during the year prior to, the termination date; provided, however, that if any such unvested equity or equity-based award is subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, then such award will become vested only if, when and to the extent such award would have become vested in accordance with its terms if Mr. Freeman’s employment had continued; and provided further that, if such award is subject to periodic vesting based upon performance conditions established for each vesting period, then the annual performance conditions applicable to any such award following the termination of Mr. Freeman’s employment shall be the same as the last periodic performance goal established with respect to such award prior to the termination of Mr. Freeman’s employment or, if more favorable to Mr. Freeman, the periodic performance conditions established for performance-based vesting of equity or equity-based awards granted to other senior executives who are then still employed by the Company.

Payments upon termination due to a change in control (assuming that Mr. Freeman terminates his employment after the 90th day, but before the 121 st day, immediately following a change in control)
Amounts under this scenario include the following to the extent they have not been already paid:
•amounts earned by the executive during his employment;

•	three months’ worth of salary paid in monthly installments, less the amount of medical insurance premiums the executive would have paid had he remained employed;
•bonus and incentive compensation earned by the executive as of the termination date;
•not less than four weeks of vacation time that was earned and unused by the executive;
•medical benefits for the executive and his eligible dependents for three months following termination; and

•
all unexercised stock options, all unvested restricted shares, all unvested mutual fund share bonus awards and all other unvested equity-incentive compensation awards shall become vested and exercisable.

Payments upon termination due to death
Amounts under this scenario include the following to the extent they have not been already paid:
•amounts earned by the executive during his employment;
•bonus and incentive compensation earned by the executive as of the termination date;
•accelerated vesting of his unvested mutual fund bonus awards;
•not less than four weeks of vacation time that was earned and unused by the executive;
•medical benefits for the executive’s eligible dependents for twelve months following termination; and

•
all unexercised stock options, all unvested restricted shares, all unvested mutual fund share bonus awards and all other equity-incentive compensation awards theretofore granted shall become vested and exercisable.

Payments upon termination due to disability
Amounts under this scenario include the following to the extent they have not been already paid:
•amounts earned by the executive during his employment;
•bonus and incentive compensation earned by the executive as of the termination date;
•accelerated vesting of his unvested mutual fund bonus awards;
•not less than four weeks of vacation time that was earned and unused by the executive;

•	disability benefits, if any, at least equal to those then provided by the Company to disabled executives and their families;
•medical benefits for the executive and his eligible dependents for twelve months following termination; and

•	all unexercised stock options, all unvested restricted shares, all unvested mutual fund share bonus awards and all other equity-incentive compensation awards shall become vested and exercisable.

The following tables show the amounts each officer would receive under different scenarios.
Severance and change in control arrangements for Mr. Casey:

Benefits/payments upon termination	For cause, voluntary termination without good reason or non-renewal by the executive		Without cause, for good reason or non-renewal by the Company	Resign with good reason or terminated due to change in control	Death	Disability
Non-compete enforced?	Y	N	Y	Y	N/A	N/A
Base salary for an additional period(1)	$646,316	$—	$975,000	$1,300,000	$—	$—
Annual bonus for an additional period(2)	—	—	3,098,504	4,131,338	—	—
Performance shares(3)	—	—	1,823,150	1,823,150	1,823,150	1,823,150
Medical benefits(4)	12,782	12,782	19,173	19,173	19,173	12,782

Total	$659,098	$12,782	$5,915,827	$7,273,661	$1,842,323	$1,835,932

___________________

(1)
Amounts reflect one year’s base salary, less the amount of medical insurance premiums the executive would have paid had he remained employed with the Company, for termination for cause, voluntary termination without good reason or non-renewal by the executive. Amounts reflect 1.5 times Mr. Casey's annual base salary, less the amount of medical insurance premiums the executive would have paid had he remained employed with the Company, for termination without cause, for good reason or non-renewal by the Company. Amounts reflect 2 times Mr. Casey's annual base salary, less the amount of medical insurance premiums the executive would have paid had he remained employed with the Company, for termination due to change in control.

(2)
Amounts reflect 1.5 times Mr. Casey's annual bonus paid for the most recently completed year for termination without cause, for good reason or non-renewal by the Company. Amounts reflect two times Mr. Casey's annual bonus paid for the most recently completed year for termination due to change in control.

(3)
Amounts reflect the estimated value of the acceleration of the executive’s outstanding performance-based restricted stock awards (35,000 shares, which are equal to the number of outstanding performance-based restricted stock shares that are reported in the “Outstanding Equity Awards at December 31, 2015” table), using our closing stock price of $52.09 per share as of the last day of business in 2015.

(4)
The amount reflects the Company’s estimated premiums to continue medical benefits for the executive and his dependents, as applicable, for twelve months after termination for cause, voluntary termination without good reason, non-renewal by the executive or disability, or for eighteen months after termination without cause, for good reason, non-renewal by the Company, change in control or death.

Severance and change in control arrangements for Mr. Freeman:

Benefits/payments upon termination	For cause or voluntary termination without good reason		Without cause/resign with good reason		Resign with good reason or terminated due to change in control	Death	Disability
Mandatory inactivity period enforced?	Y	N	Y	N	Y	N/A	N/A
Base salary for an additional three months (1)	$123,764	$—	$123,764	$—	$123,764	$—	$—
Restricted shares (2)	—	—	2,207,939	2,207,939	2,207,939	2,207,939	2,207,939
Medical benefits (3)	3,981	—	3,981	—	3,981	15,925	15,925
Acceleration of Payment of Mutual Fund Bonus Award (4)	—	—	—	—	1,000,000	1,000,000	1,000,000

Total	$127,745	$—	$2,335,684	$2,207,939	$3,335,684	$3,223,864	$3,223,864

___________________

(1)	Amounts reflect three months’ base salary, less the amount of medical insurance premiums Mr. Freeman would have paid had he remained employed with the Company.

(2)
Amounts reflect the estimated value of acceleration of Mr. Freeman’s outstanding time-vested and performance-based restricted stock awards (2,387 shares, which is equal to the number of outstanding time-vested restricted stock shares that are reported in the “Outstanding Equity Awards at December 31, 2015” table, and 40,000 shares, which is equal to the number of outstanding performance-based restricted stock shares that are reported in the “Outstanding Equity Awards at December 31, 2015” table), using our closing stock price of $52.09 per share as of the last day of business in 2015.

(3)
The amount reflects the Company’s estimated premiums to continue medical benefits for Mr. Freeman and his dependents, as applicable, for three months after termination, except in the case of termination due to Mr. Freeman’s death or disability, in which case medical benefits for Mr. Freeman and his dependents, as applicable, continue for twelve months after termination.

(4)
In the event of Mr. Freeman’s termination due to death or disability, or his involuntary termination without cause or voluntary termination for good reason following a change in control, he would vest immediately in his outstanding unvested mutual fund awards. As of December 31, 2015, Mr. Freeman had $1 million unvested mutual fund awards.

The amounts shown in the preceding tables do not include payments and benefits to the extent they are paid to all employees upon termination of employment, including:
•accrued salary and vacation pay;
•distribution of the balance held by the individual under our Savings Plan; and

•	amounts paid under other benefit plans, including our family and medical leave of absence and long-term disability programs.

Definitions under the terms of the Stock Incentive Plan
Change in Control shall mean:

•
a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation (other than a merger undertaken solely in order to reincorporate in another state) (for purposes hereof, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation);

•	a dissolution of the Company;

•	a transfer of all or substantially all of the assets of the Company in one transaction or a series of related transactions to one or more other persons or entities; or

•
a transaction or series of transactions that results in any entity, person, or group, becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or during any period of two consecutive years commencing on or after January 1, 2005, individuals who at the beginning of the period constituted the Company’s Board of Directors cease for any reason to constitute at least a majority, unless the election of each director who was not a director at the beginning of the period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; provided, however, that a “Change in Control” shall not be deemed to have occurred if the ownership of 50% or more of the combined voting power of the surviving corporation, asset transferee or Company (as the case may be), after giving effect to the transaction or series of transactions, is directly or indirectly held by (A) a trustee or other fiduciary under an employee benefit plan maintained by the Company, or (B) one or more of the “executive officers” of the Company that held such positions prior to the transaction or series of transactions, or any entity, person or group under their control.

Definitions under the terms of the Executive Employment Agreements
Termination for cause could occur due to any of the following events:

•	executive’s conviction of any felony or other serious crimes;

•
executive’s material breach of any of the terms of the employment agreement or any other written agreement or material company policy to which the executive and the Company are parties or are bound (or, in the case of Mr. Freeman, personal misconduct that is materially detrimental to the best interests of the Company), if such breach (or, in the case of Mr. Freeman, personal misconduct) shall be willful and shall continue beyond a period of 30 days (in the case of Mr. Casey) or 20 days (in the case of Mr. Freeman) immediately after written notice thereof by the Company to the executive;

•	wrongful misappropriation by the executive of any money, assets, or other property of the Company or a client of the Company;

•
willful actions or failures to act by the executive which subject the executive or the Company to censure by the Securities and Exchange Commission as described in and pursuant to Section 203(e) or 203(f) of the Investment Advisers Act of 1940 or Section 9(b) of the Investment Company Act of 1940 or to censure by a state securities administrator pursuant to applicable state securities laws or regulations;

•	executive’s commission of fraud or gross moral turpitude; or

•	executive’s continued willful failure to substantially perform executive’s duties under the applicable agreement after receipt of written notice thereof and an opportunity to so perform.

Termination for good reason could occur due to the occurrence of any of the following events without the written consent of the executive:

•	any material breach by the Company of the employment agreement (including any reduction in the executive’s base salary);

•
any material adverse change in the status, position or responsibilities of the executive, including in the case of Mr. Casey a change in the executive’s reporting relationship so that he no longer reports to the Board of Directors, the removal from or failure to re-elect the executive as a member of the Board or if the Company becomes a wholly-owned subsidiary of another company, and the executive serves only as an officer of the subsidiary company;

•	assignment of duties to the executive that are materially inconsistent with the executive’s position and responsibilities described in his employment agreement;

•
the failure of the Company to assign the employment agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by the employment agreement; or

•
requiring the executive to be principally based at any office or location more than 40 miles (in the case of Mr. Casey) or 25 miles (in the case of Mr. Freeman) from the current offices of the Company in Dallas, Texas.

The executive may terminate his or her employment without good reason at any time by giving at least 30 days' notice.
The Company may terminate the executive’s employment without cause at any time.
Change in Control shall mean:

•
a merger or consolidation of the Company with or into another corporation (other than a merger undertaken solely in order to reincorporate in another state) immediately following which the beneficial holders of the voting stock of the Company immediately prior to such transaction or series of transactions do not continue to hold 50% or more of the voting stock (based upon voting power) of the Company or (A) any entity that owns, directly or indirectly, the stock of the Company, (B) any entity with which the Company has merged, or (C) any entity that owns an entity with which the Company has merged;

•	a dissolution of the Company;

•	a transfer of all or substantially all of the assets of the Company in one or more related transactions to one or more other persons or entities;

•
a transaction or series of transactions that results in any entity, “Person” or “Group”, becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

•
during any period of two consecutive years commencing on or after January 1, 2016 (in the case of Mr. Casey) or January 1, 2012 (in the case of Mr. Freeman), individuals who at the beginning of the period constituted the Company’s Board of Directors cease for any reason to constitute at least a majority, unless the election of each director who was not a director at the beginning of the period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period; provided, however, that a “Change in Control” shall not be deemed to have occurred if the ownership of 50% or more of the combined voting power of the surviving corporation, asset transferee or Company (as the case may be), after giving effect to the transaction or series of transactions, is directly or indirectly held by (A) a trustee or other fiduciary under an employee benefit plan maintained by the Company, or (B) one or more of the “executive officers” of the Company that held such positions prior to the transaction or series of transactions, or any entity, Person or Group under their control.

Disability shall mean any medically determinable physical or mental impairment that has lasted for a period of not less than six months in any 12-month period and that renders the executive unable to perform the duties or essential functions required under the employment agreement.

PROPOSAL 2:
Ratification of Appointment of Deloitte & Touche LLP as Independent Auditors
Our Audit Committee has appointed Deloitte & Touche LLP as our independent auditors for 2016. Representatives of Deloitte & Touche LLP will attend the annual meeting to answer appropriate questions and may make a statement if they so desire.
Fees Billed by Deloitte & Touche LLP and Grant Thornton LLP
Audit Fees. With respect to the year ended December 31, 2015, Deloitte & Touche LLP billed aggregate fees of $275,000 for professional services in connection with the audit of our annual financial statements, the review of the financial statements included in our third quarter Form 10-Q and testing required by Sarbanes-Oxley Section 404, as well as for services that are normally provided in connection with statutory or regulatory filings or engagements. With respect to the year ended December 31, 2014, Grant Thornton LLP billed aggregate fees of $240,729 for professional services in connection with the audit of our annual financial statements, the review of the financial statements included in our Form 10-Qs and testing required by Sarbanes-Oxley Section 404, as well as for services that are normally provided in connection with statutory or regulatory filings or engagements.
Audit-Related Fees. With respect to the year ended December 31, 2015, Deloitte & Touche LLP billed no fees for audit-related services. With respect to the year ended December 31, 2014, Grant Thornton LLP billed aggregate fees of $29,727 for audit-related services.
Tax Fees. There were no fees billed for tax services by Deloitte & Touche LLP for the year ended December 31, 2015 or by Grant Thornton LLP for the year ended December 31, 2014.
All Other Fees. The aggregate fees for services provided by Deloitte & Touche LLP and not otherwise included in Audit Fees, Audit-Related Fees or Tax Fees is $499,090 for the year ended December 31, 2015. The aggregate fees for services provided by Grant Thornton LLP and not otherwise included in Audit Fees, Audit-Related Fees or Tax Fees was $455,340 for the year ended December 31, 2014. These fees are not paid by Westwood, but by common trust funds sponsored by Westwood Trust for financial audits and tax services provided to the common trust funds by Deloitte & Touche LLP and Grant Thornton LLP, respectively. Westwood engaged Deloitte & Touche LLP and Grant Thornton LLP to provide these services to the common trust funds for the year ended December 31, 2015 and December 31, 2014, respectively.
Pre-approval policies and procedures for audit and non-audit services. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by our independent auditors. Each year the Audit Committee considers for approval the independent auditor’s engagement to render audit services, as well as a list prepared by management of anticipated non-audit services and related budget estimates. During the course of the year, management and the independent auditor are responsible for tracking all services and fees to ensure that they are within the scope pre-approved by the Audit Committee. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its chairman the authority to amend or modify the list of approved audit and non-audit services and fees, provided the chairman reports any action taken to the Audit Committee at its next meeting.
The Audit Committee pre-approved all services provided by Deloitte & Touche LLP for the year ended December 31, 2015 and by Grant Thornton LLP for the years ended December 31, 2015 and 2014.
Vote Sought and Recommendation
Although stockholder action on this matter is not required, the appointment of Deloitte & Touche LLP is being recommended to the stockholders for ratification. The affirmative “FOR” vote of a majority of the votes cast at the annual meeting is needed to ratify the appointment of Deloitte & Touche LLP as independent auditors for 2016. Abstentions will not affect the outcome of a vote on this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR 2016.

PROPOSAL 3:
Approval of the material terms of the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan, as amended from time to time, for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended
Under this Proposal 3, our stockholders are being asked to approve the material terms of the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan, as amended from time to time (the “Plan”) pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). The purpose of this Proposal 3 is to allow us to continue to grant awards under the Plan that qualify for the performance-based compensation exemption under Section 162(m), by, among other things, (i) re-approving the limitations on the amount of cash and equity-based compensation that may be paid to a participant under the Plan in any fiscal year previously approved by our stockholders and (ii) disclosing to our stockholders the performance criteria that we propose to use in connection with the grant of such awards. The Plan was originally effective as of January 1, 2006 and amended pursuant to an Amendment of the Plan (effective July 22, 2010), the Second Amendment to the Plan (effective July 22, 2010) and the Third Amendment to the Plan (effective March 4, 2015). On March 10, 2016, the Fourth Amendment to the Plan (effective April 27, 2016) was adopted by us (the "Fourth Amendment") in order to facilitate compliance with Section 162(m).
The Fourth Amendment does not constitute a material revision for purposes of New York Stock Exchange rules, and hence, stockholder approval of the Fourth Amendment is not being sought at this year's annual meeting. The Fourth Amendment does not seek to increase the number of shares of our common stock available for issuance under the Plan and, hence, does not result in increased dilution to our stockholders. The Fourth Amendment does not alter or modify the limitations on the amount of cash and equity-based compensation that may be paid to a participant under the Plan in any fiscal year from the limitations that were previously approved by stockholders at our 2011 annual meeting. For the avoidance of doubt, no amendments to the Plan are being presented for stockholder approval and this Proposal 3 only relates to approval of the material terms of the Plan, as amended by the Fourth Amendment, for purposes of complying with the requirements of Section 162(m). Neither the Fourth Amendment nor this Proposal 3 (i) changes the limitations on the amount of cash and equity-based compensation that may be paid to a participant under the Plan in any fiscal year or (ii) changes the dilution of our stockholders. For more information, please read "Effect of Proposal" below.
Under Section 162(m), the federal income tax deductibility of compensation paid to the Chief Executive Officer and the three other most highly compensated officers (other than the principal financial officer) ("Covered Employees") may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, compensation that qualifies as "performance-based compensation" is excluded from this $1,000,000 deduction limit and therefore remains fully tax deductible by the Company. The requirements of Section 162(m) for performance-based compensation include, but are not limited to, stockholder approval of the material terms of the Plan and approval of the material terms of the Plan no less frequently than every five years. The Board of Directors is seeking approval of the material terms of the Plan at this year's annual meeting to satisfy such requirements.
For purposes of Section 162(m), the material terms of the Plan are: (1) the class of eligible persons who may be granted awards under the Plan, (2) the performance criteria on which the performance goals are based for purposes of Section 162(m), and (3) the maximum amount of compensation that may be paid to a participant under the Plan in any fiscal year. The material terms of the Plan, as amended by the Fourth Amendment, are described below.
Effect of Proposal
You are not being asked to approve amendments to the Plan. You are being asked to approve the material terms of the Plan, as amended by the Fourth Amendment, for purposes of complying with the requirements of Section 162(m). The effect of stockholders' approval of the material terms of the Plan is to facilitate our continued ability to grant awards under the Plan to our Covered Employees that qualify as tax deductible performance-based compensation under Section 162(m). However, even if this proposal is approved by our stockholders, there are additional requirements that must be satisfied for awards under the Plan to be fully deductible under Section 162(m). In addition, while approval of the material terms of the Plan is required for compensation to qualify as "performance-based compensation" under Section 162(m), it does not mean that all awards or other compensation granted or paid under the Plan will qualify, or be intended to qualify, as performance-based compensation or otherwise be deductible.
If this Proposal 3 is not approved by stockholders, our Covered Employees may not receive certain tax deductible performance-based compensation that we intended to provide them under the Plan and the deductibility of awards granted to Covered Employees under the Plan in the future may be limited. This means that we may be limited in our ability to grant awards that satisfy our compensation objectives and that are deductible (although we retain the ability to evaluate the performance of our Covered Employees and to pay appropriate compensation even if some of it may be non-deductible).

A summary of the material terms of the Plan, as amended by the Fourth Amendment, is provided below and is qualified in its entirety by reference to the full text of (i) the Plan, a copy which is incorporated by reference to Exhibit 99.1 to our Form S-8 filed on July 1, 2009; (ii) Amendment of the Plan, a copy of which is incorporated by reference in Exhibit 10.1 to our Form 10-Q filed on October 21, 2010; (iii) Second Amendment to the Plan, a copy of which is incorporated by reference to Exhibit 4.4.3 to our Form S-8 filed on April 18, 2012; (iv) Third Amendment to the Plan, a copy of which is incorporated by reference to Exhibit 4.4.4 to our Form S-8 filed on April 29, 2015; and (v) the Fourth Amendment, a copy of which is attached to this proxy statement as Appendix A.
Material Features of the Plan
The Plan provides for the grant of, among other awards, stock options, shares of restricted stock, annual incentive awards, performance-based awards and discretionary bonus awards. Awards under the Plan may be made to key employees, including officers and directors who may be employees, and non-employee directors, consultants or advisors. As of December 31, 2015 there were 168 employees of Westwood eligible to receive awards under the Plan, and 7 non-employee directors eligible to receive awards under the Plan.
Term of the Plan. Unless sooner terminated, the Plan will expire on February 22, 2018. Any awards outstanding at the expiration of the term of the Plan will continue in accordance with their terms.
Types of Awards. The Plan authorizes the grant of several types of stock-based awards, including, without limitation, incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), restricted stock and performance-based share awards. The Plan also authorizes cash awards, including annual incentive awards, performance-based cash awards, and discretionary bonus awards. The Compensation Committee has broad discretion with respect to the types of awards it may grant under the Plan. However, to date the Compensation Committee has only granted stock-based awards under the Plan in the form of NSOs and restricted stock.
No Discounted Stock Options. The Plan prohibits the grant of stock options with an exercise price less than the fair market value of a share of our common stock on the date of grant.
Share and Award Limitations. Currently, we may issue up to 4,398,100 shares of our common stock under the Plan, subject to adjustment for changes in our capital structure or a reorganization of the company. Shares issued under the Plan may be authorized, but unissued or reacquired shares or any combination thereof. If an outstanding award for any reason expires or is terminated or canceled or if shares of stock are acquired upon the exercise of an award or otherwise subject to a Company repurchase option and are repurchased by the Company at the participant’s exercise price, or if shares of restricted stock are forfeited unvested, the shares of stock shall again be available for issuance under the Plan. Subject to adjustment, no more than 316,033 shares of common stock may be covered by stock-based awards granted to any participant under the Plan in a calendar year. Consistent with certain provisions of Section 162(m), there are restrictions providing for a maximum number of shares that may be settled in any year to a participant (including Covered Employees) and a maximum amount of cash compensation payable in any one year as an award under the Plan to a participant (including Covered Employees). The maximum amount of cash payable in respect of a performance-based award under the Plan to any participant in any calendar year is $5 million and the maximum number of shares of our common stock that may be settled in respect of a performance-based award under the Plan to any participant in any calendar year is 316,033 shares.
Administration. Unless our Board of Directors determines otherwise, the Plan will be administered by the Compensation Committee. Determinations of the Compensation Committee will be final and binding on any interested person. Such determinations include selecting participants, determining the awards that will be made under the Plan, interpreting plan provisions, and deciding the terms and conditions of any award.
Amendment. The Plan may be amended by the Board of Directors or by the Compensation Committee. Amendments will be subject to stockholder approval if and to the extent required by applicable law, regulations or rules. Any amendment that would increase the aggregate number of shares of stock that may be issued under the Plan must be approved by our stockholders.
Antidilution. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments will be made in the number and class of shares subject to the Plan and to any outstanding awards (if applicable) and in the exercise price per share of any outstanding awards (if applicable), as the Compensation Committee or the Board of Directors determines fair and equitable.
Persons Eligible for Grants. Any employee, consultant or non-employee director of Westwood or any of its parents or subsidiaries will be eligible to be selected as a participant and receive an award under the Plan by the Compensation Committee, acting in its discretion. However, ISOs will be granted only to participants who are employees of Westwood or a subsidiary thereof.

Types of Awards.
Options. ISOs and NSOs are both stock options allowing the recipient to purchase a fixed number of shares of common stock at a fixed price (which may not be less than the fair market value on the option grant date as determined under the Plan). Options will be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Compensation Committee and set forth in the option agreement evidencing such option; provided, however, that (i) no option shall be exercisable after the expiration of 10 years after the effective date of grant of such option, (ii) no ISO granted to a stockholder who owns more than ten percent of our common stock will be exercisable after the expiration of five years after the effective date of grant of such option, and (iii) no option granted to a prospective employee, prospective consultant or prospective director may become exercisable prior to the date on which such person commences service with the Company. Subject to the foregoing, unless otherwise specified by the Compensation Committee in the grant of an option, any option granted hereunder shall terminate ten years after the effective date of grant of the option, unless earlier terminated in accordance with its provisions.
Subject to the limitations of the Plan, payment of the exercise price of an option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of our common stock owned by the participant having a fair market value not less than the exercise price, (iii) through the cashless exercise procedures set forth in the Plan, (iv) with such other consideration as may be approved by the Compensation Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof.

Restricted Stock Awards. The Compensation Committee may also make awards of restricted shares of our common stock. The vesting of the restricted stock may be conditioned upon the lapse of time and/or the satisfaction of other factors determined by the Compensation Committee. Unless the Compensation Committee determines otherwise, the recipient of restricted shares will generally have the right to vote the restricted shares. The Compensation Committee may also determine whether dividends will be payable with respect to restricted shares (at the same rate that is paid to our stockholders generally), and, if so, may impose vesting and repayment conditions with respect to such dividends.
None of the restricted shares may be sold, transferred, assigned or pledged during the restricted period, and all restricted shares shall be forfeited, and, except for termination due to death or as otherwise determined by the Compensation Committee, all rights to the shares will terminate if the recipient ceases to be an employee, consultant or director of us or any of our subsidiaries before the expiration or termination of the restricted period and satisfaction of any other conditions prescribed by us with respect to the shares.
Annual Incentive Awards. The Compensation Committee may also grant annual incentive awards of stock, cash or any combination of stock and cash to our employees and other eligible persons, in such amounts and subject to such terms and conditions as the Compensation Committee may determine. The Compensation Committee shall establish the maximum level of annual incentive awards that may be granted for each year. The Compensation Committee may, in its sole discretion, reduce but not increase the annual incentive award payable to any participating employee during a year.
Performance-Based Awards. The Plan contains provisions intended to allow the Compensation Committee to grant incentive awards that qualify for the performance-based compensation exemption from the annual $1 million executive compensation deduction limitation imposed by Section 162(m), and such provisions are intended to apply to any award type under the Plan, including, but not limited to, awards of restricted stock, options, cash, or any combination thereof. Absent the performance-based compensation exemption under Section 162(m), our ability to deduct incentive compensation payable to our Covered Employees could be limited. In order to qualify for the exemption, awards must be based or conditioned upon the satisfaction of pre-established performance goals established by the Compensation Committee. The Plan contains an expansive list of performance measures previously approved by our stockholders in 2009 and 2011 pursuant to the stockholder approval requirements of Section 162(m), thus giving the Compensation Committee significant flexibility in structuring performance goals for awards intended to meet the Section 162(m) performance-based compensation exemption.

The list of performance measures upon which performance goals may be based currently includes: (i) net earnings or net income (before or after taxes, depreciation and amortization); (ii) cash earnings; (iii) earnings per share; (iv) net sales or revenue growth; (v) net operating income; (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment (discounted or otherwise)); (viii) operating income before interest, taxes, depreciation and amortization; (ix) return on stockholders’ equity; (x) operating margins or operating expenses; (xi) value of the Company’s stock or total return to stockholders; (xii) value of an investment in the Company’s stock assuming the reinvestment of dividends; (xiii) assets under management; (xiv) performance of one or more of our investment products on an absolute basis or relative to a benchmark or peer group; (xv) adjusted pre-tax income; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology and goals relating to acquisitions, divestitures, joint ventures and similar transactions and budget comparisons; (xviii) personal professional objectives, consisting of one or more objectives based on the implementation of plans and policies, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations and the completion of other corporation transactions; and/or (xix) a combination of any or all of the foregoing criteria. Under the Plan, performance measures used for establishing the performance goals for an award may reflect such adjustments (including but not limited to, as applicable, adjustments for taxes, depreciation, amortization, compensation, start-up, non-recurring, mergers and acquisitions, lift outs and/or other similar items of income or expense) as the Compensation Committee deems appropriate under the circumstances and that complies with applicable Treasury Regulations under Section 162(m).
Discretionary Bonus Awards. The Compensation Committee may also grant discretionary bonus awards of stock, cash or any combination of stock and cash to our officers and key employees in such amounts and subject to such terms and conditions as the Compensation Committee may determine.
Material Federal Income Tax Consequences of the Plan
The following is a brief summary of the material United States federal income tax consequences associated with awards granted under the Plan. This summary is based upon present federal income tax laws and regulations and does not purport to be a complete description of the federal income tax consequences applicable to a participant or to Westwood. This summary does not cover any federal employment tax consequences or any foreign, state, local, estate and gift, or other tax consequences.
Incentive Stock Options. A participant will generally not recognize any taxable income upon either the grant or exercise of an ISO. However, for purposes of the alternative minimum tax, upon the exercise of an ISO, a participant is required to include the difference between the option exercise price and the fair market value of the common stock received in alternative minimum taxable income for purposes of calculating the alternative minimum tax. If a participant sells or otherwise disposes of the common stock acquired pursuant to the exercise of an ISO within either two years from the date of grant or one year from the date of exercise of the option (an “Early Disposition”), the participant will recognize ordinary income at the time of the Early Disposition in an amount equal to the lesser of (i) the excess of the amount realized by the participant on the Early Disposition over the exercise price of the option, or (ii) the excess of the fair market value of the common stock on the date of exercise over the exercise price of the option. The excess, if any, of the amount realized by the participant on the Early Disposition over the fair market value of the common stock on the date of exercise will be capital gain, and will either be short term (taxable at ordinary income tax rates) or long term gain, depending on the participant’s holding period. If a participant sells shares acquired by the exercise of an ISO after meeting the two-year and one-year holding period conditions described above, then all of the gain or loss realized on the sale will be long-term capital gain or loss.
Nonqualified Stock Options. A participant will not recognize any taxable income upon the grant of an NSO. In general, a participant will recognize ordinary income upon the exercise of an NSO in an amount equal to the difference between the fair market value of the common stock received on the date of exercise and the exercise price paid for the stock.
Annual Incentive Awards, Performance-Based Awards and Discretionary Bonus Awards. In general, a participant who receives cash pursuant to an award made under the Plan will recognize ordinary income at the time of receipt equal to the amount of cash that is so received. Except as discussed below in the section entitled “Common Stock Subject to a Substantial Risk of Forfeiture,” a participant who receives shares of common stock pursuant to an award made under the Plan will generally recognize ordinary income at the time the shares are received in an amount equal to the then fair market value of the shares.

Common Stock Subject to a Substantial Risk of Forfeiture. In general, if a participant receives common stock pursuant to an award made under the Plan that is subject to a substantial risk of forfeiture, then, unless the participant files an early income recognition election under Section 83(b) of the Internal Revenue Code of 1986, as amended ("Section 83(b)") (discussed below), the participant will not recognize any income at the time of receipt of the stock, but will recognize ordinary income when the shares become vested (i.e., when they are no longer subject to a substantial risk of forfeiture) in an amount equal to the then difference between the fair market value of the stock at the time the restrictions lapse and the amount paid, if any, for the stock. However, a participant who receives common stock that is subject to a substantial risk of forfeiture may elect under Section 83(b) to recognize ordinary income at the time the stock is received in an amount equal to the fair market value of the stock at that time, reduced by the amount, if any, paid for the stock. An 83(b) election may be made, if at all, within 30 days after the date on which the non-vested restricted stock is received.
Availability of Tax Deduction for Westwood. When ordinary income is recognized by a participant in connection with the receipt or exercise of an award under the Plan (including the filing of an election under Section 83(b)), we will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount, assuming the requisite withholding requirements are met. However, compensation paid by us to Covered Employees is generally subject to the $1 million annual deduction limitation of Section 162(m). This limitation does not apply to performance-based compensation that meets certain requirements of Section 162(m), including a requirement that stockholders approve the material terms of the Plan, which such approval is being sought pursuant to this Proposal 3.
Tax Withholding. Our obligation to make payments or issue shares in connection with any award will be subject to and conditioned upon the satisfaction of applicable tax withholding obligations. The Committee may allow a participant to satisfy a withholding tax obligation in whole or in part by having us withhold shares that would otherwise be issued to the participant, or by having the participant deliver shares to us, in either case with a value equal to the minimum amount of the withholding obligation.
New Plan Benefits
The future awards that may be made to eligible participants under the Plan are subject to the discretion of the Compensation Committee, and, therefore, cannot be determined with certainty at this time. Awards made under the Plan in 2015 to our Named Executive Officers are set forth under the “2015 Grants of Plan Based Awards” table.
Equity Compensation Plan Information
The Equity Compensation Plan table provides information as of December 31, 2015 with respect to shares of our common stock that may be issued under the Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	679,000
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	679,000

Vote Sought and Recommendation
The approval of the material terms of the Plan requires the affirmative “FOR” vote of a majority of the votes cast at the annual meeting (provided that the total votes cast upon this proposal represent over 50% of all shares entitled to vote on this proposal). All proxies submitted will be voted “FOR” this proposal unless stockholders specify in their proxies a contrary vote. An abstention is a vote cast under current NYSE rules, and, as a result, abstentions will have the effect of a vote “AGAINST” this proposal. A broker non-vote, however, is not a vote cast under current NYSE rules, and, as a result, will have no effect on the outcome of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MATERIAL TERMS OF THE THIRD AMENDED AND RESTATED WESTWOOD HOLDINGS GROUP, INC. STOCK INCENTIVE PLAN, AS AMENDED FROM TIME TO TIME, FOR PURPOSES OF COMPLYING WITH THE REQUIREMENTS OF SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of our Compensation Committee is a current or former officer or employee of Westwood or its subsidiaries or has had a relationship requiring disclosure by Westwood under applicable federal securities regulations. No executive officer of Westwood served as a director or member of the Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. For 2015, the members of our Compensation Committee were Messrs. Frank (Chairman), Weiland and Wooldridge.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Other Relationships and Related Transactions
John Porter Montgomery, the stepson of our Vice Chairman Ms. Byrne, was employed as Senior Vice President-Trust & Investments by Westwood Trust, a wholly-owned subsidiary of Westwood Holdings Group, Inc., throughout 2015 and received total compensation of $579,188. Mr. Montgomery is compensated in a manner consistent with our policies that apply to all employees.
Review and Approval of Related Party Transactions
All future material transactions involving affiliated parties will be subject to approval by a majority of our disinterested directors. We have a written policy, entitled the “Conflict of Interest Policy” that addresses the review and approval of related party transactions. The Conflict of Interest Policy provides that, except with the Board of Directors’ prior knowledge and consent, no director, officer or employee of Westwood or its subsidiaries may be involved in a transaction or relationship that gives rise to a “conflict of interest” with Westwood. The policy defines “conflict of interest” as an occurrence where a director, officer or employee’s private interests interfere, or appear to interfere, in any way with our interests as a whole, and specifically includes all related party transactions and relationships that we are required to disclose in our proxy statement.
In the event the Board of Directors’ consent to a conflict of interest is sought, the request must be addressed to our compliance officer (or, where the matter involves the compliance officer, to the Audit Committee) and referred to the Audit Committee for its consideration. If the matter involves any member of the Audit Committee, the matter is required to be addressed by the disinterested members of the Board of Directors. A majority of the members of the Audit Committee (or a majority of the disinterested members of the Board of Directors, where applicable) must approve any request. The terms of any such transaction must be as favorable to us as the terms would be if the transaction were entered into with an unrelated third party.
Management Accounts
Certain of our directors, executive officers and their affiliates invest their personal funds directly in accounts held and managed by us. All such funds are managed along with, and on the same terms as, funds deposited by our other clients. These individuals are charged management fees for our services at a preferred fee rate, consistent with fees charged to our other select clients who are not members of our Board of Directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of March 7, 2016, there were 8,738,986 shares of common stock issued and entitled to vote at the annual meeting. Except where otherwise indicated, the following table sets forth certain information, as of March 7, 2016, regarding beneficial ownership of the common stock and the percentage of total voting power held by:

•	each stockholder known by us to own more than five percent (5%) of outstanding common stock;

•	each director and director nominee;

•	each named executive officer; and

•	all directors and executive officers as a group.
Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

Beneficial Owners	Number of Shares Beneficially Owned	Percent of Class
5% Beneficial Owners
Royce & Associates, LLC(2)(3)	716,275	8.2%
GAMCO Investors, Inc.(2)(4)	631,018	7.2%
BlackRock Inc.(2)(5)	540,917	6.2%
Conestoga Capital Advisors, LLC(2)(6)	454,085	5.2%
Directors and Named Executive Officers(1)
Brian O. Casey	254,509	2.9%
Mark R. Freeman	91,025	1.0%
Tiffany B. Kice	10,180	*
Julie K. Gerron	30,641	*
Randall L. Root	37,317	*
Richard M. Frank	26,035	*
Susan M. Byrne	333,739	3.8%
Ellen H. Masterson	3,015	*
Robert D. McTeer	14,515	*
Geoffrey R. Norman	6,265	*
Martin J. Weiland	7,515	*
Raymond E. Wooldridge	54,430	*
All directors and named executive officers as a group (12 Persons)	869,186	10.1%
 ___________________

*	Less than 1%

(1)	The address of each director and named executive officer is 200 Crescent Court, Suite 1200, Dallas, Texas, 75201.

(2)	The beneficial ownership information reported for this stockholder is based upon the most recent Form 13F, Schedule 13G or Schedule 13D filed with the SEC by such stockholder.

(3)
The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151. On January 28, 2016, Royce & Associates reported its beneficial ownership, indicating that it held sole dispositive power and sole voting power over 716,275 shares.

(4)
The address of GAMCO Investors, Inc., or GAMCO is One Corporate Center, Rye, NY 10580. On February 5, 2016, GAMCO reported its beneficial ownership, indicating that it held sole voting power over 631,018 shares.

(5)
The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. On January 27, 2016, BlackRock, Inc. reported its beneficial ownership, indicating that it held sole dispositive power over 558,033 shares and sole voting power over 540,917 shares.

(6)
The address of Conestoga Capital Advisors, LLC is 550 E. Swedesford Road, Suite 120, Wayne, PA 19087. On January 8, 2016, Conestoga Capital Advisors, LLC reported its beneficial ownership, indicating that it held sole dispositive power over 579,785 shares and sole voting power over 454,085 shares.

REPORT OF THE AUDIT COMMITTEE
In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial reports and other financial information provided by us to any governmental body or the public.
In discharging its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of Westwood Holdings Group, Inc. (“Westwood”) as of and for the fiscal year ended December 31, 2015 with management and the independent auditors. Management is responsible for Westwood’s financial reporting process, including its system of internal control over financial reporting (as defined in Rule 13a-15(f) and15d-15(f) promulgated under the Securities Exchange Act of 1934), and for the preparation of Westwood’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing those financial statements, and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The members of the Audit Committee are “independent” as defined by SEC and NYSE rules, and, although the Board of Directors has determined that Mr. Norman and Ms. Masterson are “audit committee financial experts” as defined by SEC rules, neither Mr. Norman, Ms. Masterson, nor any other member of the Audit Committee, represent themselves to be, or to serve as, accountants or auditors by profession or experts in the field of accounting or auditing.
The Audit Committee received from Deloitte & Touche LLP, Westwood’s independent auditors, a formal written statement describing all relationships between the firm and Westwood that might bear on the auditors’ independence consistent with Independent Standards Board Standard No. 1, discussed with Deloitte & Touche LLP any relationships that might impact their objectivity and independence, and, based on such information, satisfied itself as to Deloitte & Touche LLP’s independence. The Audit Committee also discussed with management, Westwood’s internal auditors and the independent auditors the quality and adequacy of Westwood’s internal controls and the audit scope and plans for audits performed by the internal auditors and the independent auditors.
The Audit Committee also discussed with Deloitte & Touche LLP all communications required by generally accepted auditing standards used in the United States, including those described in Statement on Auditing Standards No. 16, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and, with and without management present, discussed and reviewed the results of Deloitte & Touche LLP’s examination of the consolidated financial statements of Westwood.
For the fiscal year 2015, management completed the documentation, testing and evaluation of Westwood’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. In making its assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control - Integrated Framework (2013 framework). The Audit Committee monitored the progress of the evaluation and provided oversight and guidance to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the independent auditors. At the conclusion of the process, management provided the Audit Committee with a report on management’s assessment of the effectiveness of Westwood’s internal control over financial reporting as of December 31, 2015.
Based upon the above-mentioned review and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board of Directors that Westwood’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Raymond E. Wooldridge, Chairman Richard M. Frank Geoffrey R. Norman Ellen H. Masterson

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock to file with the SEC initial statements of beneficial ownership of securities and subsequent changes in beneficial ownership. Our officers, directors and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.
To Westwood’s knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that our officers, directors and greater-than-ten-percent beneficial owners complied in a timely fashion with all Section 16(a) filing requirements applicable to them, with the exception of one late Form 4 filing made for Susan M. Byrne, a director, and one late Form 4 filing made for Brian O. Casey, a director and executive officer, resulting in a failure to timely report two transactions.
STOCKHOLDER PROPOSALS
Proposals Included in the Proxy Statement
To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received at our principal executive offices no later than the close of business on November 18, 2016. Proposals should be submitted in writing to 200 Crescent Court, Suite 1200, Dallas, Texas 75201, Attn: Corporate Secretary. In order to be included in next year’s proxy statement, stockholder proposals must comply with all applicable legal requirements, including Rule 14a-8 under the Exchange Act. Timely submission of a proposal does not guarantee that such proposal will be included.
Proposals Not Included in Proxy Statement
If Westwood does not have notice of a stockholder proposal at least 45 calendar days before the mailing date of the proxy statement for the prior year’s annual meeting, then your proxy will confer discretionary authority on the person(s) named in the form of proxy for the annual meeting to vote on the proposal if it is properly presented for consideration at a meeting.
ANNUAL REPORT
Our 2015 Annual Report to Stockholders, which includes our consolidated financial statements as of and for the year ended December 31, 2015, is being mailed to you along with this proxy statement. Upon written request, we will provide without charge to any stockholder a copy of our 2015 Form 10-K, including the financial statements and financial statement schedules to such report. Such request should be directed to 200 Crescent Court, Suite 1200, Dallas, Texas 75201, Attn. Corporate Secretary.

HOUSEHOLDING OF PROXY MATERIALS
Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, they should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, they should follow these instructions:

•
If the shares are registered in the name of the stockholder, stockholders should contact us at our offices at 200 Crescent Court, Suite 1200, Dallas Texas 75201, Attention: Corporate Secretary, or by telephone at 214-756-6900, to inform Westwood of their request.

•	If a bank, broker or other nominee holds the shares, stockholders should contact the bank, broker or other nominee directly.
OTHER MATTERS
Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named as proxy holder in the accompanying proxy to vote on such matters in their discretion.

By Order of the Board of Directors,

Brian O. Casey
President and Chief Executive Officer
March 11, 2016

Appendix A

FOURTH AMENDMENT TO THE
THIRD AMENDED AND RESTATED WESTWOOD HOLDINGS GROUP, INC.
STOCK INCENTIVE PLAN

THIS FOURTH AMENDMENT (the “Fourth Amendment”) to the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan, as amended from time to time (the “Plan”), is made by Westwood Holdings Group, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based and cash incentive awards to certain employees, consultants and non-employee directors of the Company or any of its parents or subsidiaries;

WHEREAS, Section 17 of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan from time to time without approval of the stockholders of the Company, except where approval of the stockholders is required by any applicable law, regulation or rule;

WHEREAS, the Board now desires to amend the Plan to make certain clarifying and non-material revisions which, in all cases, do not require the approval of the stockholders of the Company pursuant to any applicable law, regulation or rule; and

WHEREAS, the Board has determined that the Fourth Amendment shall be made effective as of the date that Proposal 3 (relating to approval of the material terms of the Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended) in the Company’s proxy statement is approved by the stockholders of the Company at its 2016 annual meeting (the “Effective Date”).

NOW, THEREFORE, subject to the condition described in the preceding clause, the Plan shall be amended as of the Effective Date as set forth below:

1.    Section 2.1(hh) of the Plan is hereby deleted and replaced in its entirety with the following:

“Performance Measure” means, with respect to any Annual Incentive Award or Performance-Based Award, one or more of the following business criteria established by the Board or the Committee to measure the level of performance of the Company during the Performance Cycle or applicable performance period(s), which (to the extent applicable) can be determined on a consolidated basis and/or for specified Subsidiaries or business or geographical units or divisions of the Company or any of its Subsidiaries: (i) net earnings or net income (before or after taxes, depreciation and amortization); (ii) cash earnings; (iii) earnings per share; (iv) net sales or revenue growth; (v) net operating income; (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment (discounted or otherwise)); (viii) operating income before interest, taxes, depreciation and amortization; (ix) return on stockholders’ equity; (x) operating margins or operating expenses; (xi) value of the Company’s stock or total return to stockholders; (xii) value of an investment in the Company’s stock assuming the reinvestment of dividends; (xiii) assets under management; (xiv) performance of one or more of our investment products on an absolute basis or relative to a benchmark or peer group; (xv) adjusted pre-tax income; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology and goals relating to acquisitions, divestitures, joint ventures and similar transactions and budget comparisons; (xviii) personal professional objectives, consisting of one or more objectives based on the implementation of plans and policies, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations and the completion of other corporation transactions; and/or (xix) a combination of any or all of the foregoing criteria; provided, however, that the Board or the Committee may provide that any of the foregoing business criteria shall be adjusted, in a manner that complies with Treas. Reg. § 1.162-27(e)(2)(iii), to reflect the impact of one or more of the following: taxes, depreciation, amortization, compensation, start-up, non-recurring, mergers and acquisitions, lift outs and/or other similar items of income or expense.

1

2.     The following sentence is added to the end of Section 4.1 of the Plan:

Subject to adjustment as provided in Section 4.2 of the Plan, the maximum number of shares of Stock that may be settled in respect of a Performance-Based Award under the Plan in a single calendar year to any Participant is 316,033 shares. The maximum amount of cash payable in respect of a Performance-Based Award under the Plan in a single calendar year to any Participant is $5,000,000.

3.    Section 12.1 of the Plan is hereby deleted and replaced in its entirety with the following:

Performance-Based Awards. Notwithstanding anything to the contrary contained herein, the Board or the Committee may designate any of the Awards available under the Plan (including but not limited to Options, Restricted Stock, Annual Incentive Awards and Discretionary Bonus Awards) as Performance-Based Awards. The grant, exercise, vesting or settlement of Performance-Based Awards may be conditioned on the achievement of specified Performance Goals, including in such a manner as to enable a Performance-Based Award to qualify for and comply with the requirements of Section 162(m) of the Code. The Performance Cycle or performance period(s) applicable to a Performance-Based Award shall be any period of time determined by the Board or the Committee.

RESOLVED FURTHER, that except as expressly modified by the Fourth Amendment, the terms of the Plan shall remain in full force and effect and are hereby confirmed and ratified.

[Remainder of Page Intentionally Left Blank.]

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WESTWOOD HOLDINGS GROUP, INC.
PROXY
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING TO BE HELD ON APRIL 27, 2016
The undersigned hereby appoints Brian O. Casey and Tiffany B. Kice, jointly and severally, as the undersigned’s proxy or proxies, each with full power of substitution and to act without the other, to vote in the manner directed herein all shares of common stock of Westwood Holdings Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at The Crescent Club, 200 Crescent Court, Suite 1700, Dallas, Texas 75201, on Wednesday, April 27, 2016, at 10:00 a.m., Central time, and any postponements or adjournments thereof, as fully as the undersigned could if personally present, revoking any proxy or proxies heretofore given.
(Continued and to be signed on the reverse side)

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The Board of Directors recommends a vote “FOR” all director nominees in Proposal 1 and “FOR” Proposals 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of eight directors to hold office until the next annual meeting of Westwood’s stockholders and until their respective successors shall have been duly elected and qualified.				2. Ratification of the appointment of Deloitte & Touche LLP as Westwood’s independent auditors for the year ending December 31, 2016.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Brian O. Casey O Richard M. Frank O Susan M. Byrne O Ellen H. Masterson O Robert D. McTeer O Geoffrey R. Norman O Martin J. Weiland O Raymond E. Wooldridge		3. Approval of the Third Amendment to the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “ FOR ALL EXCEPT ” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BELOW, BUT IF NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
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Signature of Stockholder		Date:	Signature of Stockholder	Date:
■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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